As filed with the Securities and Exchange Commission on September 20, 2010

Registration No. 333-[________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	75-2873882
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

381 Teaneck Road
Teaneck, NJ 07666
(201) 530-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Weinstein
Chief Financial Officer
381 Teaneck Road
Teaneck, NJ 07666
 (201) 530-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Harvey J. Kesner, Esq.
Benjamin S. Reichel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share, issued upon conversion of convertible note dated August 27, 2008	53,262,734	$0.18	(2)	$9,587,292	$683.57
Common stock, par value $0.0001 per share, issued upon conversion of convertible notes dated August 20, 2010	21,000,000	$0.18	(2)	$3,780,000	$269.51
Common stock, par value $0.0001 per share, issued on July 29, 2010	2,000,000	$0.18	(2)	$360,000	$25.67
Common stock, par value $0.0001 per share, issued in lieu of payment of option exercise price	1,300,000	$0.18	(2)	$234,000	$16.68
Common stock, par value $0.0001 per share, issued on May 17, 2002 as a pro rata dividend	689,236	$0.18		$124,062	$8.85
Common stock, par value, $0.0001 per share, issued upon exercise of a share exchange right	500,000	$0.18		$90,000	$6.42
Common stock, par value $0.0001 per share, issued as restricted stock award	50,000	$0.18		$9,000	$0.64
Common stock, par value $0.0001 per share	367	$0.18		$66	$0.01
Total	78,802,337	$0.06	(2)	$14,184,420	$1,011.35
____________
(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $0.06 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on September 17, 2010, as adjusted for the 1:3 reverse split of our outstanding common stock that we effected on August 18, 2010 pursuant to §242 of the Delaware General Corporation Law, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. We have notified FINRA of our reverse stock split, however, it has yet to be declared effective in the market by FINRA.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2010

PRELIMINARY PROSPECTUS

78,802,337 Shares

Green Energy Management Services Holdings, Inc.

Common Stock
_______________________________

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 78,802,337 shares of our common stock, which includes (i) 53,262,734 shares issued upon conversion of a convertible note dated August 27, 2008, (ii) 21,000,000 shares issued upon conversion of convertible notes dated August 20, 2010, (iii) 2,000,000 shares of our common stock issued in our private placement on July 29, 2010, (iv) 1,300,000 shares of our common stock issued in lieu of our obligation to pay the option exercise price of certain options on behalf of certain former officers and directors of ours, (v) 689,236 shares of our common stock issued as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002, (vi) 500,000 shares of our common stock issued upon exercise of a share exchange right exercised by our former chief executive officer in February 2004, (vii) 50,000 shares issued as restricted stock grants to certain of our former officers and directors, and (viii) 367 shares of our common stock currently held by one of our former directors. All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “CWDW.OB”. On August 18, 2010, we effected a 1:3 reverse stock split pursuant to §242 of the Delaware General Corporation Law.  We have notified FINRA of the reverse stock split, however, it has yet to be declared effective in the market by FINRA.  The last reported sale price of our common stock as reported by the OTC Bulletin Board on September 15, 2010, was $0.18 per share (giving effect to our 1:3 reverse stock split).

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page [9] of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __, 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Green Energy Management Services Holdings, Inc., together with its subsidiary, Green Energy Management Services, Inc.

Unless otherwise indicated, all share amounts and prices assume the effectiveness of our 1:3 reverse stock split.

Overview

We are a full service national, energy management company based in the Eastern United States.  We provide our clients all forms of energy efficiency solutions mainly based in two functional areas: (i) energy efficient lighting upgrades; and (ii) renewable energy generation.  We are primarily engaged in the distribution of energy efficient lighting units to end users who utilize substantial quantities of electricity. We maintain our business operations on a nationwide basis, distributing products and services to municipal and commercial customers. Industry participants focus on assisting clients to effectively maximize their energy efficiency potential and couple that with maximizing their renewable energy potential.

We provide energy-saving technologies under long-term, fixed-price contracts. We provide and install, on a turnkey basis, technology which we believe should reduce our customers’ monthly electric costs by approximately 50-70%. We capture a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, management and technical expertise.

Addressing the energy efficiency arena, we concentrate our marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. We develop an energy efficiency/energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, we assume the management and maintenance of our clients’ lighting needs which affords our clients greater labor efficiencies.

Our History

We were incorporated pursuant to the laws of the State of Delaware in December 1996 under the name “Citadel Security Software Inc.”  We were principally engaged in the marketing and licensing of security software products to large enterprises and government agencies.  On October 2, 2006, we entered into an asset purchase agreement with McAfee, Inc. ("McAfee") which provided for the sale of substantially all of our assets and the assumption of certain identified liabilities by McAfee.  The completion of the sale was subject to the approval of our stockholders and receipt of the necessary approvals under the United States antitrust laws.  On December 1, 2006, our stockholders approved a plan of liquidation and dissolution and on December 2, 2006 and on December 4, 2006, we completed the sale of substantially all of our assets to McAfee.  On December 12, 2006, we changed our name to “CDSS Wind Down Inc.”    Following the sale of substantially all of our assets, we had no active business operations.  During 2009, our board of directors considered alternatives to liquidating, including the possibility of seeking potential merger or acquisition targets.  On November 16, 2009, our board of directors elected to terminate the plan of liquidation.

On March 29, 2010, we entered into a merger agreement with Green Energy Management Services, Inc. (“GEM”) and our newly-created wholly-owned subsidiary, CDSS Merger Corporation (“Merger Sub”).  On August 20, 2010, pursuant to the terms of the merger agreement, as amended, Merger Sub merged with and into GEM. GEM, as the surviving corporation, became a wholly-owned subsidiary of ours.  As a result of the merger, each issued and outstanding share of GEM’s common stock was automatically converted into 0.352 shares of our common stock, resulting in the issuance of an aggregate of 351,691,756 shares of our common stock to the former stockholders of GEM. The shares of our common stock issued to former holders of GEM’s common stock in connection with the merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Regulation D thereof. These securities may not be transferred or sold without registration under or an applicable exemption from the Securities Act. Following the merger, we succeeded to the business of GEM as our sole line of business.

On August 18, 2010, prior to the closing of the merger, we filed with the Secretary of State of Delaware (i) a Certificate of Amendment to our Certificate of Incorporation to effect a 1:3 reverse stock split of our issued and outstanding shares of common stock pursuant in §242 of the Delaware General Corporation Law ("DGCL"), and (ii) a Certificate of Amendment to our Certificate of Incorporation to increase our authorized shares of common stock from 100,000,000 to 500,000,000 and reduce the par value of our common stock from $0.01 per share to $0.0001 per share.   We have notified FINRA of our reverse stock split, however, it has yet to be declared effective in the market by FINRA.

On August 19, 2010, our board of directors increased the size of the board from five to seven members and appointed Mr. Michael Samuel and Mr. William D’Angelo to our board of directors.  On August 20, 2010, concurrently with the closing of the merger, Mr. Steven B. Solomon resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary and as a member of our board of directors and Major General (Ret.) John Leide and Messrs. Chris A. Economou, Joe M. Allbaugh and Mark Rogers also resigned as members of our board of directors. Effective August 19, 2010, our board of directors appointed Mr. Samuel as our Chairman, President and Chief Executive Officer and Mr. Robert Weinstein as our Chief Financial Officer.

In connection with the merger, on August 20, 2010, we entered into a stockholders’ agreement with GEM, Michael Samuel and our pre-merger officers and directors, pursuant to which, among other things: (i) Messrs. Samuel, Weinstein, D’Angelo and other former stockholders of GEM (the “Holders”) agreed not to transfer, sell, assign, pledge or otherwise dispose of a portion of the shares of our common stock that they beneficially owned as of the closing for a period from August 20, 2010 until the one year anniversary after the date of effectiveness of the registration statement of which this prospectus forms a part; (ii) our board of directors following the merger would consist of  (a) Michael Samuel, (b) one independent director designated by Mr. Samuel and (c) one additional independent director designated by Mr. Samuel and appointed to our board of directors as soon as reasonably practicable after the date of the merger; and (iii) we agreed to use our best efforts to (a) file with the SEC within 30 days after the closing of the merger a registration statement covering shares of our common stock owned by certain of our pre-merger officers and directors (the "Holders") and (b) obtain the effectiveness of such registration statement from the SEC within 60 days after its filing, provided that we shall not file any registration statement for a period of 90 days after the effectiveness of the registration statement, and (c) if we and the Holders determine that shares held by the Holders are not otherwise available for resale and such shares are otherwise eligible for registration on Form S-8, we shall file a registration statement on Form S-8, and (d) during the period ending 12 months from closing, should we require to issue shares of our common stock to finance our operations or expansion, as determined in the sole discretion of our board, we may make a capital call on Ice Nine to contribute and return to treasury stock up to 40,000,000 shares of our common stock owned by Ice Nine sufficient to raise the additional capital required without the issuance of additional shares of common stock to Ice Nine and without further dilution to our stockholders (the “Additional Capital Amount”).  In the event the registration statements are not filed with, or declared effective by the SEC, within the periods provided, we shall be required to issue to the Holders shares of our common stock in an amount equal to 1.5% of the shares of our common stock received by the former principal shareholders of GEM as part of the merger for each 15-day period that such failure continues as liquidated damages.  Ice Nine, in its sole discretion, may alternatively fulfill its obligation as described above by contributing cash to us equal to the Additional Capital Amount.

Prior to the merger, on April 30, 2010, Steven Solomon, our former Chief Executive Officer and director converted $18,821 of his outstanding convertible promissory note which was originally issued on August 27, 2008, into an aggregate of 20,666,667 shares of our common stock.  On August 20, 2010, Mr. Solomon converted an additional $29,684 of his outstanding convertible promissory note, into an aggregate of 32,596,067 shares of our common stock.  Mr. Solomon also agreed to forgive the remaining principal balance of his convertible promissory note in the amount of $20,946.  On July 29, 2010, we entered into a subscription agreement with one accredited investor, pursuant to which we sold 2,000,000 shares of our common stock in a private placement at a purchase price of $0.05 per share for gross proceeds of $100,000.  In addition, as contemplated by the merger agreement, on July 29, 2010 and August 20, 2010, we entered into subscription agreements with accredited investors, pursuant to which we sold convertible promissory notes in the aggregate principal amount of $1,050,000.  The notes did not bear interest and were due on December 31, 2010.  The notes were convertible into shares of our common stock at a conversion price of $0.05 per share.  The notes were subsequently converted into an aggregate of 21,000,000 shares of our common stock. Pursuant to the subscription agreements, we agreed to file a registration statement on Form S-1 covering the shares of common stock issued in our private placement and the shares of common stock issued upon conversion of the convertible promissory notes.

On August 20, 2010, we filed a Certificate of Amendment to our Certificate of Incorporation, in accordance with §242 of the DGCL, pursuant to which we changed our name from "CDSS Wind Down, Inc." to "Green Energy Management Services Holdings, Inc." We have notified FINRA of our name change, however, it has yet to be declared effective in the market by FINRA.

THE OFFERING

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 78,802,337 shares of our common stock consisting of:

	(i)	53,262,734 shares of our common stock, par value $0.0001 per share, issued upon conversion of a convertible note dated August 27, 2008;

	(ii)	21,000,000 shares of our common stock, par value $0.0001 per share, issued upon conversion of convertible notes dated August 20, 2010;

	(iii)	2,000,000 shares of our common stock, par value $0.0001 per share issued in our private placement on July 29, 2010;

(iv)
1,300,000 shares of our common stock, par value $0.0001 per share, issued in lieu of our obligation to pay the option exercise price of certain options on behalf of certain of our former officers and directors;

(v)
689,236 shares of our common stock, par value $0.0001 per share, issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002;

	(vi)	500,000 shares of our common stock, par value $0.0001 per share, issued upon exercise of a share exchange right exercised by our former chief executive officer in February 2004;

	(vii)	50,000 shares of our common stock, par value $0.0001 per share, issued as a restricted stock award to certain of our former officers and directors; and

	(viii)	367 shares of our common stock, par value $0.0001 per share, currently held by one of our former directors.

Offering price	Market price or privately negotiated prices.

Common stock outstanding before the offering	439,389,695 shares. (1)

Common stock to be outstanding after the offering	439,389,695 shares. (1)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

OTB Bulletin Board Symbol	CWDW.OB

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

____________
(1)
Represents the number of shares of our common stock outstanding as of September 17, 2010.  There are no additional shares issuable upon exercise of warrants, options or convertible notes as there are no warrants, options or convertible notes outstanding.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Our limited operating history may make it difficult to evaluate our business to date and future viability.

We are in the early stage of operations and development, and have only a limited operating history on which to base an evaluation of our business and prospects, having just commenced operations in March 2010   in accordance with our new business plan and entry into the energy efficiency services industry. In addition, our operations and developments are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as fluctuations in revenues and expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties would seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we will face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technology, and the competitive and regulatory environment in which we operate or may choose to operate in the future. We have generated limited revenues to date, and there can be no assurance that we will be able to successfully develop our products and penetrate our target markets.

We have limited funds. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our success will depend on our ability to retain our managerial personnel and attract additional personnel.

Our success will depend largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and we cannot guarantee that we will be able to attract and retain the necessary staff. The loss of members of managerial or sales staff could have a material adverse effect on our future operations and on successful development of products and services for our target markets. The failure to maintain our management, particularly our Chief Executive Officer and Chief Financial Officer, and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee that these efforts will be successful.

We will need to expand our finance, administrative, business development, sales and marketing, and operations staff. There are no assurances that we will be able to make such hires. In addition, we may be required to enter into relationships with various strategic partners and other third parties necessary to our business. Planned personnel may not be adequate to support our future operations, management may not be able to hire, train, retain, motivate and manage required personnel or management may not be able to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to manage our growth effectively, it could have a material adverse effect on our business, results of operations and financial condition.

The markets in which we operate are highly competitive.

The markets for our installation and maintenance services are highly competitive. In the efficiency lighting contracting market, we compete with companies that service and/or sell LED and induction lighting equipment and services. Many of our competitors have been engaged in this industry much longer than we have and possess substantially larger operating staffs and greater capital resources than us. Competitors could offer aggressive pricing for their services and claims of improved lighting performance and energy efficiency. Competitive pricing pressures could establish a rate of decline of our contracting services prices.

With the growth potential for LEDs and induction lighting based upon the potential for cost savings by our customers, we may face increased competition in the future.  Additionally, new technologies could emerge or improvements could be made in existing technologies that may also reduce the demand for LEDs and induction lighting in certain markets.

As competition increases, we need to continue to utilize new products and provide innovative services that enable our customers to save on electrical costs and lighting-related maintenance. Additionally, we anticipate that increased competition for these customers will result in pressure to lower the selling prices of our products and services. Competitors may also try to align with some of our strategic customers. This could mean lower prices for our products and services, reduced demand for our products and services and a corresponding reduction in our ability to recover engineering and overhead costs. Any of these developments could have an adverse effect on our business, results of operations or financial condition.

Our LED and induction lighting product may contain defects. May experience performance issues or they may be installed or operated incorrectly, which could reduce sales or those products or result in claims against us.

Despite testing by us, errors have been found and may be found in the future in our products.  This could result in, among other things, loss or market share or failure to achieve market acceptance.  Defects in our products could cause us to incur significant warranty, support and repair costs.  The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products that would likely harm our business.  Defects, Integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products.  Our customers and end-users could also seek damages from us for their losses.  A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued throughout 2009. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

Risks Relating to the December 2006 Sale of Substantially All of Our Assets

We may be subject to final examinations by taxing authorities across various jurisdictions which may impact the amount of taxes that we pay.

In evaluating the exposure associated with various tax filing positions, we accrue charges for probable exposures.  At December 31, 2009, we believe we have no probable exposures.  To the extent we were not to prevail in matters for which accruals would have been established or be required to pay amounts in excess of any such accruals, our effective tax rate in a given financial statement period could be materially affected.  Significant judgment is required in determining our provision for income taxes.  In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain.  Our reported results may be subject to final examination by taxing authorities.  Because many transactions are subject to varying interpretations of the applicable federal, state or foreign tax laws, our reported tax liabilities and taxes may be subject to change at a later date upon final determination by the taxing authorities.  The impact of this final determination on our estimated tax obligations could increase or decrease amounts of cash available to us, perhaps significantly.

Our assumptions regarding the federal tax consequences of the asset sale may be inaccurate.

The sale was a taxable transaction to us for federal and state income tax purposes.  We recognized a gain on the sale and remitted the taxes computed and reported to the respective federal and state tax jurisdictions.  After filing of federal income tax returns by us and our subsidiaries, we utilized net operating loss carryforwards of approximately $44 million, including losses arising prior to and after the date of our 2002 spin-off from our former parent company, to offset taxable income for the year ended December 31, 2006.  We believe we have sufficient usable net operating losses to offset substantially all of the income or gain computed and reported by us for federal and state income tax purposes, including any alternative minimum tax, resulting from the sale. Until such time as the statute of limitations expires in each of the tax jurisdictions there can be no assurance that the Internal Revenue Service or other relevant state tax authorities will ultimately assent to our tax treatment of the asset sale or utilization of the net operating loss carryforwards to offset the taxable income ultimately determined by a relevant tax authority.  To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in re-characterizing the tax treatment of the asset sale or the utilization net operating loss carryforwards, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes in an amount up to the entire purchase price and our common stockholders could be required to return any distributions they have received.

Our assumption that we will not have to pay Texas franchise tax as a result of the closing of the asset purchase agreement may be inaccurate.

We do not believe we will be obligated to pay any Texas franchise tax as a result of the closing of the asset sale.  Beneficial ownership of all of our assets was held by our subsidiary Canberra Operating, L.P., a Texas limited partnership, and Texas franchise tax did not apply to dispositions of assets by limited partnerships.  To confirm our position, following the closing we applied to the Texas Comptroller of Public Accounts for a statement that no franchise or sales tax was due as a result of the closing of the Asset Purchase Agreement.  If the Texas Comptroller challenges our position, we could be required to pay the Texas franchise tax and our stockholders could be required to return any distributions they have received.

Risks Relating to our Organization and our Common Stock

Over 14% of our shares of common stock are controlled by a single stockholder who may have the ability to influence the election of directors and the outcome of matters submitted to our stockholders.

As of September 16, 2010, affiliates of Michael Samuel, our Chairman, President and Chief Executive Officer directly own approximately 65.6 million shares, which represent 14.9% of our approximately 438 million shares of outstanding common stock following the close of the merger. As a result, the affiliates may have the ability to significantly influence the outcome of issues submitted to our stockholders. The interests of the affiliates may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to the affiliates’ interest is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We may be unable to register for resale all of the shares of common stock pursuant to the terms of the August 2010 stockholders’ agreement and the July 2010 August 2010 private placements, in which case certain stockholders will need to rely on an exemption from the registration requirements in order to sell such shares.

In connection with the merger, we entered into a stockholders’ agreement and completed a private placement, pursuant to which we are obligated to file a “resale” registration statement with the SEC that covers certain shares of our common stock and to have such “resale” registration statement declared effective by the SEC no later than 60 days after its filing. Nevertheless, it is possible that the SEC may not permit us to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the private placement requires us to register the resale of the securities as a primary offering. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this prospectus, that could impede the manner in which the common stock may be registered or our ability to register the common stock for resale at all or the trading in our securities. If we are unable to register some or all of the common stock, or if shares previously registered are not deemed to be freely tradeable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144.

As a result of the merger, GEM became a subsidiary of ours subject to the reporting requirements of federal securities laws. Such reporting requirements can be expensive and may divert resources from other projects, thus impairing its ability grow.

As a result of the merger, GEM became a subsidiary of ours and, accordingly, is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if GEM had remained privately held and did not consummate the merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of the stockholders’ agreement that require us to register certain shares of our common stock.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to continue to be quoted on the OTC Bulletin Board or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2010 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our post-merger company.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•
limited “public float” following the merger, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock (particularly following effectiveness of the resale registration statement of which this prospectus forms a part;
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been a very limited trading market for our common stock. We cannot predict how liquid the market for our common stock might become. We anticipate having our common stock continue to be quoted for trading on the OTC Bulletin Board, however, we cannot be sure that such quotations will continue. As soon as is practicable and eligibility requirements are satisfied, we anticipate applying for listing of our common stock on either the NYSE Amex, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock issued in the merger to the current and former officers and directors of GEM are subject to a lock-up agreement prohibiting sales of such shares for periods ranging from 6-12 months following the effectiveness of the registration statement, of which this prospectus is a part. Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol CWDW.OB. On August 20, 2010, we changed our name to Green Energy Management Services Holdings, Inc. and have notified FINRA of our name change. We will announce the new symbol in a subsequent press release. As of September 17, 2010, there were 799 holders of record of our common stock. The last reported sales price of our common stock on September 16, 2010 was $0.18 per share (giving effect to our 1:3 reverse stock split)..

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Year Ended December 31, 2010	High	Low
1st Quarter Ended March 31, 2010	$0.33	$0.045
2nd Quarter Ended June 30, 2010	$0.192	$0.102
3rd Quarter Ended September 30, 2010 (through September 16, 2010)	$0.255	$0.12

Year Ended December 31, 2009	High	Low
1st Quarter Ended March 31, 2009	$0.012	$0.003
2nd Quarter Ended June 30, 2009	$0.012	$0.003
3rd Quarter Ended September 30, 2009	$0.069	$0.006
4th Quarter Ended December 31, 2009	$0.39	$0.06

Year Ended December 31, 2008	High	Low
1st Quarter Ended March 31, 2008	$0.012	$0.006
2nd Quarter Ended June 30, 2008	$0.015	$0.003
3rd Quarter Ended September 30, 2008	$0.015	$0.003
4th Quarter Ended December 31, 2008	$0.009	$0.003

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

Company Overview

We are a full service national energy management company based in the Eastern United States.  We provide our clients all forms of energy efficiency solutions mainly based in two functional areas: (i) energy efficient lighting upgrades; and (ii) renewable energy generation.  We are primarily engaged in the distribution of energy efficient lighting units to end users who utilize substantial quantities of electricity. We maintain our business operations on a nationwide basis, distributing products and services to municipal and commercial customers. Industry participants focus on assisting clients to effectively maximize their energy efficiency potential and couple that with maximizing their renewable energy potential.

We provide energy-saving technologies under long-term, fixed-price contracts. We provide and install, on a turnkey basis technology which we believe should reduce our customers’ monthly electric costs by approximately 50-70%. We capture a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, management and technical expertise.

Addressing the energy efficiency arena, we concentrate our marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. We develop an energy efficiency/energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, we assume the management and maintenance of our clients’ lighting needs which affords its clients greater labor efficiencies.

Results of Operations

Results of Operations for the Six Months ended June 30, 2010 and 2009

Revenues for the six months ended June 30, 2010 decreased by $669,044, or 69.7%, from the corresponding period in 2009, primarily due to a lesser number of contracts as well as a slowdown in the general economy. During the six months ended June 30, 2010, the Company bid less large contracts to lessen their potential post construction liability (builder’s risk) in anticipation of the purchase by GEMS, Inc. and change in business strategy.

Cost of revenues was $270,163, or 92.7% of revenues, for the six months ended June 30, 2010, compared to $960,558, or 100.0% of revenues, for the six months ended June, 2009.  The increase in our gross profit of $21,351 to $21,148 for the six months ended June 30, 2010 from $(203) for the six months ended June 30, 2009 is primarily attributable to improvements in managing contracts and more profitable contracts from the prior year.

Selling, general and administrative expenses for the six months ended June 30, 2010 were $410,360, compared to $173,552 for the six months ended June 30, 2009.  The increase of $236,808 is primarily due to increases in salaries and benefits of $60,849 and increase in start-up expenses of $163,760.

Our operating loss for the six months ended June 30, 2010 increased by $215,457 to $389,212, compared to $173,755 for the six months ended June 30, 2009.  This increase is primarily due to our increased selling, general and administrative expenses of $236,808.

Interest expense for the six months ended June 30, 2010 was $8,282, compared to $5,199 for the six months ended June 30, 2009.  Interest expense increased as a result of an increase in the line of credit principal amount and credit card liabilities..

We recorded a net loss of $397,486 for the six months ended June 30, 2010, compared to net loss of $178,954 for the six months ended June 30, 2009.

Results of Operations for the Years ended December 31, 2009 and 2008

Revenues for the year ended December 31, 2009 decreased by $1,088,322 or 39%, from the corresponding period in 2008, primarily due to a lesser number of contracts completed, offset partially by higher prices for our services. During the year ended December 31, 2009, we completed 145 contracts for various customers.  In addition, the down turn in the economy and tightening of credit precluded our customers from starting projects.

Cost of revenues was $1,456,506, or 86% of revenues, for the year ended December 31, 2009, compared to $2,109,486, or 76% of revenues, for the year ended December 31, 2008.  The decrease in our gross profit of $435,342, from $240,815 for the year ended December 31, 2009 versus $676,157 for the year ended December 31, 2008 is primarily attributable to a lower volume of work performed between the two years.

Selling, general and administrative expenses for the year ended December 31, 2009 were $321,829, compared to $480,068 for the year ended December 31, 2008.  The decrease of $158,239 is primarily attributable to decreases in salaries and benefits, and vehicle costs and travel and entertainment expenses of approximately $102,577, $23,810 and $11,549, respectively.

Our operating income for the year ended December 31, 2009 decreased by $227,103 to a loss of $81,014, compared to $196,089 for the year ended December 31, 2008.  This decrease is primarily due to a decrease in gross profit offset by a decrease in general and administrative expenses.

Interest and financing expenses for the year ended December 31, 2009 were $4,421, compared to $3,303 for the year ended December 31, 2008.

All tax effects of the Company's income or loss were passed through to the individual stockholders.  The Company files income taxes in the U.S. federal jurisdiction and the State of New Jersey.

We recorded net loss of $89,185 for the year ended December 31, 2009, compared to net income of $192,786 for the year ended December 31, 2008.

Liquidity and Capital Resources

As of June 30, 2010, we had a negative working capital of $648,822, compared to negative working capital of $227,996 at December 31, 2009.  Cash was $6,006 as of June 30, 2010 compared to $18,241 at December 31, 2009.  The $420,826 decrease in working capital is primarily due to our decrease in trade receivables. We expect to make additional investments for equipment and inventory during the next twelve months to service our potential new contract customers.  We expect to use our cash on hand, capital raised of approximately $1.1 million from our private placement, plus cash from operations, to assist with making these additional investments.

Other significant changes in our working capital components include a decrease of $144,689 in our percentage of completion adjustment regarding our contracts in process and an increase of $292,766 in accounts payable and accrued expenses.  The decrease in accounts receivable, the decrease in contracts in process and the decrease in accounts payable and accrued expenses are all the direct result of our bidding fewer contracts.

Critical Accounting Policies and Estimates

Recognition of income on construction contracts

The Company is on the percentage of completion method for recognizing profits on fixed price contracts for financial reporting purposes. Estimates of percentage of completion are based on direct costs incurred to date as a percentage of the latest estimate of total costs anticipated. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the company's estimates of costs and revenues will change in the near future. Provisions for anticipated losses on contracts are made when such losses become apparent. Profits on cost-plus contracts are recognized as costs are incurred for financial reporting purposes.

Accounts Receivable

The Company provides construction services to a diversified group of customers. Unsecured credit is extended based on an evaluation of each customer's financial condition. Uncollectible accounts receivable are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Costs to complete or estimated profits on uncompleted lump-sum contracts are management's best estimate based on facts and circumstances at that time.

Recent Accounting Pronouncements

In April 2009, the FASB released FSP SFAS No. 107-1 and APB 28-1, Interim Disclosure about Fair Value of Financial Instruments  (“SFAS No. 107-1”). SFAS No. 107-1 requires interim disclosures regarding the fair values of financial instruments that are within the scope of SFAS No. 107, Disclosures about the Fair Value of Financial Instruments.  Additionally, SFAS No. 107-1 requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments on an interim basis as well as changes of the methods and significant assumptions from prior periods. SFAS No. 107-1 does not change the accounting treatment for these financial instruments and is effective for interim and annual periods ending after June 15, 2009. We adopted SFAS No. 107-1 as of June 30, 2009.

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification (Codification) and the Hierarchy of GAAP” (FAS No. 168), which replaces FAS No. 162, “The Hierarchy of GAAP” and establishes the Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SEC rules and interpretive releases are also sources of authoritative GAAP for SEC registrants. FAS No. 168 modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and non-authoritative. FAS No. 168 is effective beginning for periods ended after September 15, 2009. As FAS No. 168 is not intended to change or alter existing GAAP, it will not impact the Company’s financial position, results of operations and cash flows.

In October 2009, the FASB issued Accounting Standards Update (“ASU”), Number 2009-13 “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force.”  The amendments allow vendors to account for products and services separately rather than as a combined unit.  A selling price hierarchy for determining the selling price of each deliverable is established in this ASU, along with eliminating the residual method.  The amendments are effective for revenue arrangements that begin or are changed in fiscal years that start June 15, 2010 or later.  We are in the process of assessing the provisions of this new guidance and currently do not expect that the adoption will have a material impact on our consolidated financial statements.

BUSINESS

The Company

We are primarily involved in the distribution of energy efficient lighting units (the “Units”) to end users who utilize substantial quantities of electricity.  We maintain business operations on a nationwide basis, distributing products and services to municipal and commercial customers.  Industry participants focus on assisting clients effectively maximize their energy efficiency potential and couples that with maximizing their renewable energy potential.

Overview

We are a full service energy management company. We provide our clients all forms of energy efficiency options primarily based in two functional areas: energy efficient lighting upgrades and renewable energy generation.

Within the energy efficiency area, we concentrate our marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. We then develop an energy efficiency energy management program which, potentially, provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, we assume the management and maintenance of our clients lighting which affords its clients greater labor efficiencies.

Within the renewable energy generation area, our operating team provides a comprehensive analysis of a client’s geographic location- related energy demographics to develop an energy plan which targets generating investment returns and best renewable resource solution for our clients. Currently, we have determined that solar voltaics are the most desirable of the renewable energy solutions and focus our attention primarily in this area. As technologies change and become affordable, we are poised to begin wide-scale implementation of other forms of renewable technologies as well.

Product Applications

We currently utilize a wide variety of available energy efficiency and renewable energy solutions through the course of our business. In the energy efficiency area, the most widely used products are the induction light bulb and the LED (light emitting diode) light fixture. In the renewable energy area, the most widely used product is the photovoltaic solar panel, commonly referred to as a “solar panel.”

Our strongest product application is our energy management contract. Through this financial vehicle, we afford our clients a $0 cost solution towards attaining maximum energy efficiency. We offer our clients up to a 10-year contract through which our clients can share in the energy savings, and upgrade their facility’s lighting with no up-front cost to them.

Within the renewable energy area, we primarily use the Power Purchase Agreement (“PPA”), a financial vehicle which affords our clients the opportunity to enjoy the benefits of solar voltaic systems but with no cost to them. The PPA is the standard savings sharing vehicle in the solar industry.

Research & Development

Our extensive contacts and relationships within the energy management industry allow us to not carry the substantial expenses associated with a full-scale research and development team.  We deal directly with the industry leaders and have the relationship strength to help dictate product development and direction. Currently, we are also committed to helping create efficiencies relating to the manufacture of LED products and photovoltaic cells. Our primary goal with vendor intervention is to ensure bulk pricing but, more importantly, to guarantee product availability and delivery.

We have manufacturing relationships with various vendors domestically and internationally to ensure adequate supply of products with favorable product pricing and transportation cost.  Additionally, by having suppliers geographically diverse, we also ensure that our clients are not delayed for delivery and installation of energy efficient products.

Our team is also highly involved in the “green” industry through associations and trade shows and is able to stay on the pulse of the market to ensure that we remain on the cutting edge of green technology development.

Sales & Marketing

With future funding, we plan to establish a formal sales and marketing team.  To date, we have marketed, with our existing management team, to a small group of large-scale electricity consumers through targeted sales and attendance at trade shows. We have rapidly broadened our marketing approach to cover other alternative customers by exploring creative uses for available efficiency technologies.  Most recently, we have broadened our marketing effort to international clients which exhibit similar energy efficiency and cost savings to those domestically.

We have attended trade shows and have joined regional organizations to better promote ourselves to potential customers for energy management and energy efficiency projects.

Our technology team has also focused marketing efforts through a web-based presence to remain on the cusp of the industry as well as maintaining communications with existing and future customers.

Government Regulation

We are not governed by formal government regulations, although the contracts we potentially enter into with our municipal and quasi-public customers are governed by applicable regulations and laws governing public and quasi-public contracting. We ensure that all of our purchased products and services comply with applicable government regulations.  We install only Underwriting Laboratories (“UL”) approved lighting products and, when required, we will provide documentation showing that our products are “assembled in the USA.” Additionally, with photovoltaics, we only use UL approved panels with corresponding 25 year warranties. We also ensure that all of our employees and sub-contractors are in full compliance with the government regulations relating to projects they are working on.

Competition

Currently, we are not aware of any specific competitor in the “turn-key” energy management sector. Our competition may, in the future, come from different lighting-related sectors. They could range from the vertically integrated, larger scale light manufacturers such as General Electric Company and Osram Sylvania Inc. to small, local electrical contractors competing while working with their traditional clients.  We have the ability to plan, organize, finance, and carry through completion all of our energy management projects.

We also compete with the solar integrators who are competing with us in developing projects. We believe that we have the edge over the integrators due to our ongoing “energy management” relationship with our target clients.

Patents and Trademarks

We hold no patents or trademarks at this time.

Properties

We have a leased principal executive office comprised of approximately 1,500 square feet located at 381 Teaneck Road, Teaneck, New Jersey 07666 and sales office comprised of approximately 400 square feet located at 3401 North Miami Avenue, Suite 240, Miami, Florida 33127. Lease payments at fiscal year ending December 31, 2010, are $4,500 per month for the Teaneck office and are due on a month-to-month basis. The office space in Miami is provided to us by Mr. Samuel, our Chairman, President, Chief Executive Officer and director, on a no-fee basis. We sublet approximately 500 square feet of our Teaneck office space to a certain stockholder of ours in consideration of monthly payments of $1,500, which we believe represents market rates. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our business.

Employees

As of September 15, 2010, we had 5 full-time employees and one part-time employee. In addition, we had a consulting agreement with Peter Barrios, a member of the board of directors of GEM, to provide accounting services. GEM also may contract for the services of independent consultants involved in renewable energy, regulatory, accounting, financial and other disciplines, as needed. None of its employees are represented by labor unions or covered by any collective bargaining agreement. We believe that we have a good relationship with our employees. We also currently employ [__] consultants.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us which, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to us.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position with the Company

Michael Samuel	53	Chairman, President and Chief Executive Officer

Robert Weinstein	50	Chief Financial Officer

William “Chip” D’Angelo	54	Director

Oren Moskowitz	27	Chief Technology Officer of GEM

John Morra III	47	President and Director of Project Development of GEM

Biographical Information

Executive Officers and Directors

MICHAEL SAMUEL. Mr. Samuel has been the Chairman and Chief Executive Officer of GEM since March 2010 and became the Chairman and Chief Executive Officer of the Company in August 2010 in connection with the merger. Since 2007, Mr. Samuel has been a principal of SamDevelop, a progressive real estate investment and development firm. SamDevelop has developed and managed over fifty projects in New York, San Francisco, Virginia, Florida and New Orleans. The portfolio of SamDevelop encompasses projects valued in excess of $2.2 billion. From 1997 to 2007, Mr. Samuel founded and operated Samuel & Co, for which he was instrumental in the master planning of ventures, from overseeing day-to-day operations, construction development to financial analysis of the project. In addition to Mr. Samuel’s extensive experience and successful track record in real estate development, Mr. Samuel acquired Citywide Management Inc., a property management and full-service building maintenance firm based in Port Washington, New York, which he sold in September 2001. On December 23, 2009, Market Street Properties, L.L.C., a limited liability company in which a limited liability company partially owned by Mr. Samuel had a membership interest and served on the management committee, filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Mr. Samuel received his Bachelor of Science degree in Economics from Queens College.

Key Attributes, Experience and Skills: Mr. Samuel’s background as the Chairman and Chief Executive Officer of GEM and his day-to-day leadership of GEM enables him to bring to our board of directors valuable insights and perspectives about GEM, the energy efficiency and renewable energy industry and the global markets and economies, including a thorough understanding of the business, operations and prospects. Also, Mr. Samuel’s extensive real estate development experience allows him to provide insight into many of GEM’s prospective real estate-based clients.

ROBERT WEINSTEIN. Mr. Weinstein was appointed as the Chief Financial Officer of GEM in April 2010 and became the Chief Financial Officer of the Company in August 2010 in connection with the merger. Prior to joining GEM, from August 2007 to April 2010, Mr. Weinstein served as the Chief Financial Officer for Xcorporeal, Inc., a publicly traded, development-stage medical device company which was sold to Fresenius Medical USA, the largest provider of dialysis equipment and services worldwide, in March 2010. Prior to joining Xcorporeal, Mr. Weinstein was Vice President, Director of Quality Control & Compliance of Citi Private Equity Services (formerly BISYS Private Equity Services), New York, a worldwide private equity fund administrator and accounting service provider. In 2005, Mr. Weinstein was the Founder, Finance & Accounting Consultant for EB Associates, LLC, Irvington, NY, an entrepreneurial service organization. From 2003 to 2004, Mr. Weinstein served as the Chief Financial Officer of Able Laboratories, Inc., located in Cranbury, New Jersey, which was a developer and manufacturer of generic pharmaceutical products in tablet, capsule, liquid and suppository dosage forms and which subsequently filed for Chapter 11 bankruptcy protection in July 2005, which bankruptcy was not accounting-related. From 2002 until 2003, Mr. Weinstein served as Acting Chief Financial Officer for Eurotech, Ltd., Fairfax, VA, a distressed, publicly traded early-stage technology transfer and development company. Mr. Weinstein received his M.B.A in Finance & International Business from the University of Chicago, Graduate School of Business and a Bachelor of Science in Accounting from the State University of New York at Albany. Mr. Weinstein is a Certified Public Accountant (inactive) in the State of New York.

WILLIAM “CHIP” D’ANGELO. Mr. D’Angelo has been a member of the board of directors of GEM since March 2010 and became a director of the Company in August 2010 in connection with the merger. Since 1992, Mr. D’Angelo has been serving as the President of WCD Group, a multi-faceted enterprise, comprised of several wholly-owned businesses specializing in various aspects of the environmental and construction industry, founded by Mr. D’Angelo. From 2000 to 2002, Mr. D’Angelo served as Vice President of Business Development for McGraw-Hill Construction, a provider of construction market analysis, forecasts and trends for the design and construction industry. Mr. D’Angelo has over 27 years of experience in managing and growing environmental service, industrial hygiene, laboratory, engineering, and contracting businesses, as well as extensive hands on experience in operations, finance, sales & marketing, and environmental program management. His additional experience includes raising capital and mergers & acquisitions in both public and private firms and Mr. D’Angelo has recent experience in Internet applications to the construction and engineering industries, e-commerce, and web-based supply chain management. Mr. D’Angelo has also provided industry information for six publications in the environmental sciences field. Mr. D’Angelo received his B.S. Environmental Sciences at Montclair State University and has numerous professional certificates and achievements in his field.

Key Attributes, Experience and Skills: In addition to the professional background and experience, senior- and executive-level policy-making positions and intangible attributes, Mr. D’Angelo, through his service over the course of eighteen years as President of WCD Consultants, an independent executive management consulting company to the environmental, health and safety industry, as well as executive positions at other companies, possesses 27 years of experience in managing and growing environmental service, industrial hygiene, laboratory, engineering, and contracting businesses, as well as extensive hands on experience in operations, finance, sales & marketing, and environmental program management and raising capital and mergers & acquisitions in both public and private firms, provides our board of directors with an executive and leadership perspective on the management and operations of a public company.

Other Key Employees

OREN MOSKOWITZ. Mr. Moskowitz was appointed the Chief Technology Officer of GEM and to its board of directors in March 2010. Mr. Moskowitz’s responsibilities at GEM focus on energy efficiency product implementation as well as market strategy. Mr. Moskowitz has extensive knowledge and experience in energy efficiency work and sustainable business practices. Prior to joining GEM, Moskowitz founded Jade Revolution in 2008, a renewable energy company, specializing in the commercial application of renewable energy solutions helping off-takers minimize their carbon footprint while maximizing their renewable energy potential. In addition, in 2008, Mr. Moskowitz worked as a consultant in formulating sustainability programs for companies affording them the ability to make their commercial real estate portfolio companies as energy efficient as possible. Mr. Moskowitz received his Juris Doctor from The University of Miami and his Bachelor of Science in Politics and Economics from Brandeis University.

JOHN MORRA III. Mr. Morra was appointed the President and Director of Project Development of GEM in May 2010. Mr. Morra’s responsibilities at GEM focus on designing, estimating, purchasing and managing all current and future GEM projects. Mr. Morra has extensive knowledge and experience in energy efficiency work relating to project execution. Mr. Morra formed Southside Electric Corp. in 1989 which merged into GEM in May 2010. Mr. Morra attended Bergen Technical School for project management and estimation and is currently a member of International Brotherhood of Electrical Workers Local Union 164.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Employment Agreements

Chief Executive Officer - On August 20, 2010, Michael Samuel entered into an Employment Agreement with us with an initial term of two years, with automatic one year renewals. His annual base salary is $270,000 per annum with annual adjustments pursuant to the applicable regional CPI. Mr. Samuel will be entitled to receive an annual bonus at the discretion of our board of directors based on performance goals and targeted at 50% of his annual salary, and any perquisites and other fringe benefits provided to other executives. In the event Mr. Samuel is terminated by us without Cause (as defined in the Employment Agreement) or due to his death or he resigns for Good Reason (as defined in the Employment Agreement), we will be obligated to pay Mr. Samuel in a lump sum an amount equal to 6 months’ salary and benefits, payable within 30 days following such termination, plus any accrued but unused vacation (the “Termination Benefits”). In addition, if Mr. Samuel elects health care continuation coverage under COBRA, we shall pay for such health insurance coverage for a period of 12 months following the termination of his employment, at the same rate as we pay for health insurance coverage for our active employees (with Mr. Samuel required to pay for any employee-paid portion of such coverage) (the “COBRA Benefits”). After the 12-month continuation period concludes, Mr. Samuel shall be responsible for the payment of all premiums attributable to COBRA continuation coverage at the same rate as we charge all COBRA beneficiaries. If Mr. Samuel’s employment is terminated during his employment term by (x) us for Cause, (y) Mr. Samuel for any reason other than Good Reason or (z) due to his Disability (as defined in the Employment Agreement), then he will not be entitled to receive the Termination Benefits or the COBRA Benefits, and shall only be entitled to his Accrued Benefits (as defined in the Employment Agreement).

President, Green Energy Management Services, Inc. - On May 15, 2010, John Morra III entered into an Employment Agreement with GEM with an initial term of two years, with automatic one year renewals.  His base salary is $250,000 per annum plus an automobile allowance of approximately $1,500 per month. In addition to any perquisites and other fringe benefits provided to other executives, entities in which Mr. Morra or his wife owned percentage membership interests, received 118,215,001 shares of GEM restricted common stock pursuant to the acquisition of Southside Electric, Inc.  In the event Mr. Morra is terminated by us without good cause or he resigns for good reason, as such terms are defined in the Employment Agreement, we will be obligated to pay Mr. Morra in a lump sum an amount equal to six months salary and benefits.

Chief Financial Officer - On April 15, 2010, Robert Weinstein entered into an Employment Agreement with GEM with an initial term of two years, with automatic one year renewals, which Employment Agreement will be assumed by CDSS in connection with the merger. His base salary is $260,000 per annum with annual adjustments pursuant to the applicable regional CPI. Mr. Weinstein will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 50% of his annual salary. In addition to any perquisites and other fringe benefits provided to other executives, Mr. Weinstein received 5,475,903 shares of restricted common stock, with certain anti-dilution provisions, and vesting at a rate of 1/24th per month. In the event Mr. Weinstein is terminated by us without good cause or he resigns for good reason, as such terms are defined in the Employment Agreement, we will be obligated to pay Mr. Weinstein in a lump sum an amount equal to 12 months salary and benefits.

Independent Directors

Our board of directors has determined that Mr. D’Angelo is independent within the meaning of applicable listing rules of The New York Stock Exchange, as amended from time to time and the rules promulgated by the SEC. We anticipate that we will add additional independent directors. As of September 17, 2010, our board of directors does not have a separately designated Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee and anticipates forming such committees and obtaining an audit committee financial expert in the near future, as required.

Committees of the Board of Directors

We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we elect to seek listing on a national securities exchange. We intend to appoint directors in the future so that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K of the SEC.

Director Compensation

We have not had compensation arrangements in place for members of our board of directors and have not finalized any plan to compensate directors in the future for their services as directors. We may develop a compensation plan for our independent directors in order to attract qualified persons and to retain them. We expect that the compensation arrangements may be comprised of a combination of cash and/or equity awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer during the last fiscal year and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who were serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)		Total ($)

Michael Samuel,	2009	0	0	0			0
Chairman of the Board	2008	0	0	0			0
of Directors of the Company, President and Chief Executive Officer (1)

Robert Weinstein,	2009	0	0	0			0
Chief Financial Officer (1)	2008	0	0	0			0

Oren Moskowitz,	2009	0	0	0			0
Chief Technology Officer (1)

Steven B. Solomon,	2009	0	0	0			0
Former Chief	2008	57,468	150,000	0	7,994	(3)	215,462
Executive Officer and Chief Financial Officer (2)
____________

(1)	Messrs Samuel, Weinstein and Moskowitz received no compensation from GEM during the years ended December 31, 2009 and 2008.
(2)	Mr. Solomon resigned from his positions as an officer effective August 20, 2010 and received no cash compensation for 2009.
(3)	Includes a car allowance of $2,375, and payments of $5,619 for life, health and disability insurance premiums.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at December 31, 2009.

Equity Compensation Plan Information

There were no equity compensation plans approved by our board of directors as of December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

On August 27, 2008, the Company and Steven B. Solomon, its former Chief Executive Officer, President and Chairman of the Board of Directors, entered into a Convertible Promissory Note (the "Note"). The Note represents advances of approximately $69,451 by Mr. Solomon to the Company through the issue date of the Note. The Note bears interest at eight percent (8%) per year and is payable on August 27, 2010 or upon demand by Mr. Solomon. If the Note had been converted in full at December 31, 2009, Mr. Solomon would have received 228,788,200 shares of the Company's common stock resulting in a beneficial ownership of approximately 90% of the Company's then issued and outstanding common stock.

Prior to the issuance of the Note, Mr. Solomon beneficially owned 6,854,484 shares of the Company's common stock. Therefore, at December 31, 2009, Mr. Solomon beneficially owned a total of 235,642,684 shares of the Company’s common stock (if the Note were converted into shares of the Company’s common stock), or more than 50% of the Company’s common stock outstanding on that date, giving him potential control of the Company through the voting power over a majority of the shares of our outstanding common stock. Prior to the merger, on April 30, 2010, Steven Solomon, our former Chief Executive Officer and director converted $18,821 of the Note into an aggregate of 20,666,667 shares of our common stock.  On August 20, 2010, Mr. Solomon converted an additional $29,684 of the Note into an aggregate of 32,596,067 shares of our common stock.  Mr. Solomon also agreed to forgive the remaining principal balance of the Note in the amount of $20, 946.

On August 20, 2010,we entered into a subscription agreement with Mr. Solomon, pursuant to which Mr. Solomon purchased a convertible promissory note in the principal amount of $150,000.  The note did not bear interest and was due on December 31, 2010.  The note was convertible into shares of our common stock at a conversion price of $0.05 per share.  Subsequent to the merger, Mr. Solomon converted the note into an aggregate of 3,000,000 shares of our common stock.

GEM’s wholly owned subsidiary, GEM-New Jersey d/b/a Southside Electric Company, Inc., employs its President’s sister as its part time Controller. In addition, the son of Mr. Samuel, our Chairman, President, Chief Executive Officer and director, who also may be an indirect beneficial owner of the Company's outstanding common stock through his membership interests in GEM Lighting, L.L.C., acts as a salesperson for GEM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 16, 2010 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our named Executive Officers; (iii) each director; and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power.  Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 16, 2010, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Beneficially Owned (2)

5% Owners
GEM Lighting, LLC (3)	65,623,216	15.0%

Steven B. Solomon (4)	58,547,562	13.2%

Ocean Drive Investments, L.L.C. (5)	41,575,242	9.5%

Ice Nine, L.L.C. (6)	40,302,643	9.2%

Watz Enterprises, L.L.C. (7)	40,437,071	9.2%

Tzameret Holdings, L.L.C. (8)	22,259,803	5.1%

Esousa Holdings LLC (9)	27,654,313	6.3%

Executive Officers and Directors
Michael Samuel (3)	0	0

Robert Weinstein	5,495,184	1.3%

William D’Angelo	0	0

All executive officers and directors as a group (three persons)	5,495,184	1.3%
____________
(1)	Unless otherwise indicated, the address of all of the above named persons is c/o Green Energy Management Services, Inc., 381 Teaneck Road, Teaneck, NJ 07666.

(2)	Based on 439,389,695 shares of our common stock outstanding on September 16, 2010.

(3)
Although Mr. Samuel does not have direct beneficial ownership of any of the Company’s shares of common stock, his wife, Ms. Deborah Samuel, and his son, Jonathan Samuel, are the sole two members of GEM Lighting, L.L.C., which beneficially owns 65,623,216 shares of our common stock.  Ms. Samuel and Mr. Jonathan Samuel have the shared voting and investment power over the reported securities. In addition, Ms. Samuel owned convertible promissory notes issued by the Company on July 29, 2010, which were converted into 550,000 shares of our common stock.

(4)
Includes (i) 55,547,562 shares of our common stock and (ii) convertible promissory notes issued by the Company on August 20, 2010, which were converted into 3,000,000 shares of our common stock. Mr. Solomon’s address is 2828 N. Harwood, Suite 1700, Dallas, Texas 75201.

(5)
John Morra III, President and Director of Project Development of GEM, has an indirect beneficial ownership interest in common stock as the managing member of Ocean Drive Investments, L.L.C. Mr. Morra has the sole voting and dispositive power over the reported shares.

(6)
The address of Ice Nine, L.L.C is 2251 Drusilla Lane, Suite B, Baton Rouge, Louisiana 70809.  Robert Sawyer, the sole managing member of Ice Nine, L.L.C., has the sole voting and dispositive power over the reported shares.

(7)	Mark Deleonardis, as the managing member of Watz Enterprises, L.L.C., has the sole voting and investment power over the reported shares.

(8)
Includes (i) 21,859,803 shares of our common stock and (ii) convertible promissory notes issued by us on August 20, 2010, convertible into 400,000 shares of our common stock. Oren Moskowitz, GEM’s Chief Technology Officer, has an indirect beneficial ownership interest in our shares of common stock as the managing member of Tzameret Holdings, L.L.C. Mr. Moskowitz, has the sole voting and dispositive power over the reported shares.

(9)	Rachel Glicksman, as Managing Director of Esousa Holdings LLC, has voting and dispositive controls over such shares.

SELLING STOCKHOLDERS

Up to 78,802,337 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

(i)	53,262,734 shares of our common stock, par value $0.0001 per share, issued upon conversion of convertible notes dated August 27, 2008;
(ii)	21,000,000 shares of our common stock, par value $0.0001 per share, issued upon conversion of convertible notes dated August 20, 2010; and
(iii)	2,000,000 shares of our common stock, par value $0.0001per share, issued in our private placement on July 29, 2010.
(iv)
1,300,000 shares of our common stock, par value $0.0001 per share, issued in lieu of our obligation to pay the option exercise price of certain options on behalf of certain of our former officers and directors;

(v)
689,236 shares of our common stock, par value $0.0001 per share, issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002;

(vi)	500,000 shares of our common stock, par value $0.0001 per share, issued upon exercise of a share exchange right exercised by our former chief executive officer in February 2004;
(vii)	50,000 shares of our common stock, par value $0.0001 per share issued as a restricted stock award to certain of our former officers and directors;
(viii)	367 shares of our common stock, par value $0.0001 per share, currently held by one of our former directors.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. None of the selling stockholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 439,389,695 shares of common stock outstanding as of September 16, 2010.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Steven B. Solomon	58,547,562	(2)	58,547,562	(2)	0	0

Watz Enterprise LLC (3)	39,387,071	(4)	1,050,000	(4)	38,337,071	8.7%

Tzameret Holdings LLC (5)	22,259,803	(6)	400,000	(6)	21,859,803	5.0%

RPV Services LLC (7)	2,000,000	(8)	2,000,000	(8)	0	0

Esousa Holdings LLC (9)	27,654,313	(10)	10,000,000	(10)	17,654,313	4.0%

Deborah Samuel (21)	550,000	(11)	550,000	(11)	0	0

Handen Ltd. (12)	2,000,000	(13)	2,000,000	(13)	0	0

JDRFC Trust (14)	2,000,000	(15)	2,000,000	(15)	0	0

Merle A. Wood III	1,000,000	(16)	1,000,000	(16)	0	0

Mark Rogers	1,064,292	(16)	1,064,292	(16)	0	0

Major General (Ret.) John A. Leide	8,700	(17)	8,700	(17)	0	0

Joe M. Allbaugh	58,333	(18)	58,333	(18)	0	0

Chris A. Economou	68,700	(19)	68,700	(19)	0	0

Richard Connelly	54,750	(20)	54,750	(20)	0	0

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)
Represents (i) 53,262,734 shares of our common stock issued upon conversion of convertible notes dated August 27, 2008, (ii) 3,000,000 shares of our common stock issued upon conversion of a convertible note dated August 20, 2010; (iii) 1,216,667 shares of our common stock issued in lieu of our obligation to pay the option exercise price of certain options held by the holder; (iv) 568,162 shares of our common stock issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002; and (v) 500,000 shares of our common stock issued upon exercise of a share exchange right by Mr. Solomon in February 2004.

(3)	Mark Delonardis, as the managing member of Watz Enterprise LLC, has voting and dispositive control over such shares.

(4)	Includes 1,050,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(5)	Oren Moskowitz, as Managing Member of Tzameret Holdings LLC, has voting and dispositive control over such shares.

(6)	Includes 400,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(7)	Ron Vofers, as President of RPV Services LLC, has voting and dispositive control over such shares.

(8)	Represents 2,000,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(9)	Rachel Glicksman, as Managing Director of Esousa Holdings LLC, has voting and dispositive control over such shares.

(10)	Represents 10,000,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(11)	Represents 550,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(12)	Darryl Myers, as Director of Handen Ltd., has voting and dispositive control over such shares.

(13)	Represents 2,000,000 shares issued in our private placement on July 29, 2010.

(14)	James Carreker, as Principal, has voting and dispositive control over such shares.

(15)	Represents 2,000,000 shares issued upon conversion of convertible notes dated August 20, 2010.

(16)
Includes (i) 1,000,000 shares issued upon conversion of convertible notes dated August 20, 2010; (ii) 55,959 shares of our common stock issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002; and (iii) 8,333 shares of our common stock issued as a restricted stock award to the holder while he was serving as our director.

(17)
Includes (i) 8,333 shares of our common stock issued as a restricted stock award to the holder while he was serving as our director; and (ii) 367 additional shares of our common stock currently held by the holder.

(18)
Includes (i) 50,000 shares of our common stock issued in lieu of our obligation to pay the option exercise price of certain options held by the holder; and (ii) 8,333 shares of our common stock issued as a restricted stock award to the holder while he was serving as our director.

(19)
Includes (i) 60,367 shares of our common stock issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002; and (ii) 8,333 shares of our common stock issued as a restricted stock award to the holder while he was serving as our director.

(20)
Includes (i) 4,750 shares of our common stock issued on May 17, 2002 as a pro rata dividend to the shareholders of our former parent company in connection with our spinoff in May 2002; (ii) 33,334 shares of our common stock issued in lieu of our obligation to pay the option exercise price of certain options held by the holder; and (iii) 16,666 shares of our common stock issued as a restricted stock award to the holder while he was serving as our director.

(21)	Ms. Samuel is the wife of Michael Samuel, our Chairman, President and Chief Executive Officer.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 500,000,000 are shares of common, par value $0.0001 per share and 1,000,000 shares of preferred, par value $0.0001 per share.

As of September 16, 2010, we had 439,389,695 shares of common stock issued and outstanding and 0 shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Registration Rights

We have agreed to file a “resale” registration statement with the SEC covering certain shares of our common stock pursuant to the terms of the stockholders’ agreement, on or before the date which is 30 days after the closing date of the merger (the “Filing Deadline”). We will maintain the effectiveness of the “resale” registration statement from the effective date through and until twelve (12) months after the final closing date, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use reasonable efforts to have the “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 60 days after the Filing Deadline provided that we shall not file any registration statement for a period of 90 days after the effectiveness of the registration statement, and (c) if we and the Holders determine that shares held by the Holders are not otherwise available for resale, we shall file a registration statement on Form S-8, and (d) during the period ending 12 months from closing, should we require to issue shares of our common stock to finance our operations or expansion, as determined in the sole discretion of our board, we may make a capital call on Ice Nine to contribute and return to treasury stock up to 40,000,000 shares of our common stock owned by Ice Nine sufficient to raise the additional capital required without the issuance of additional shares of common stock to Ice Nine and without further dilution to our stockholders (the “Additional Capital Amount”).  In the event the registration statements are not filed with, or declared effective by the SEC, within the periods provided, we shall be required to issue to the Holders shares of our common stock in an amount equal to 1.5% of the shares of our common stock received by the former principal shareholders of GEM as part of the merger for each 15-day period that such failure continues as liquidated damages.  Ice Nine, in its sole discretion, may alternatively fulfill its obligation as described above by contributing cash to us equal to the Additional Capital Amount..

Lock-up Agreements

All our shares of common stock issued in the merger to the officers and directors of GEM, as well as to certain stockholders of GEM, in exchange for their shares of common stock of GEM, are subject to lock-up agreements. These lock-up agreements provide that these persons may not sell or transfer any of their shares for periods ranging from 6-12 months following the effectiveness of the registration statement, of which this prospectus forms a part, with the exception of contributions made to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or in privately negotiated sales to persons who agree, in writing, to be bound to the terms of the lock-up agreements.

Transfer Agent

Our transfer agent is Computershare Trust Company N.A.

Changes in and Disagreements with Accountants

Resignation of KBA Group LLP:

Effective June 1, 2009, KBA Group LLP (“KBA”) joined BKD, LLP. As a result, On June 3, 2009, KBA resigned as our independent registered public accounting firm. The reports issued by KBA on our financial statements for the then two most recent fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The report issued by KBA on the financial statements for our most recent fiscal year was modified to include an explanatory paragraph describing that our reports on the liquidation basis of accounting.

In connection with its audits for the two then most recent fiscal years ended December 31, 2008 and 2007 and through June 3, 2009, the date on which KBA notified us of its intention to resign, there were no disagreements with KBA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KBA, would have caused KBA to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years, and except as set forth below, no reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K have occurred.

As discussed in Part I, Item 4(T) of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 20, 2009, and Part II, Item 9A(T) of our Annual Reports on Form 10-K for the fiscal years ended December 31, 2008 and 2007, filed with the SEC on April 15, 2009 and April 14, 2008, respectively, certain internal control deficiencies were identified as a result of material weaknesses in our internal controls over our documentation and a lack of segregation of duties due to our limited size while we were in the wind down of our business (the “Reportable Event”). The material weakness identified did not result in the restatement of any previously reported financial statements or any other related financial disclosure, nor does management believe that it had any effect on the accuracy of our financial statements for the reporting periods. We have authorized KBA to respond fully to the inquiries of its successor independent registered public accounting firm concerning theses material weaknesses.

We provided KBA with a copy of the disclosures it made in response to Item 304(a) of Regulation S-K in our Current Report on Form 8-K filed with the SEC on June 9, 2009, prior to its filing with the SEC, and requested that KBA furnish us with a letter addressed to the SEC stating its agreement with the statements concerning KBA in such Current Report on Form 8-K. A copy of the letter, dated June 3, 2009, was filed as Exhibit 16.1 to such Current Report on Form 8-K.

Our then existing audit committee was notified of the resignation and the reasons for the resignation of KBA as CDSS’ certifying accountant.

Engagement of MaloneBailey, LLP:

On July 29, 2009, we reported that we had engaged MaloneBailey, LLP (“M&B”) as our independent registered public accounting firm for the fiscal year ended December 31, 2009 to replace KBA. The engagement of M&B was effective as of July 24, 2009.

During our then two most recent fiscal years ended December 31, 2008 and 2007, and in the subsequent interim period though July 24, 2009, the effective date of M&B’s engagement by us, neither we nor anyone on our behalf consulted with M&B regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and M&B did not provide either a written report or oral advice to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K, including the Reportable Event described above.

The decision to engage M&B was approved by our then existing board of directors.

Deemed Change of Accountants in Connection with the Merger

As a result of the merger, effective as of August 20, 2010, there was deemed to be a change of our independent registered public accounting firm because the same independent registered public accounting firm did not report on the most recent financial statements of both our predecessor and us. We have selected MaloneBailey, LLP to continue as our independent registered public accounting firm and Hannis T. Bourgeois, LLP (“HTB”) will not act as our independent registered public accounting firm. Prior to the merger, HTB was our independent registered public accounting firm. Accordingly, HTB will no longer be associated with our financial statements and will be treated as our predecessor accountant.

HTB’s report on our financial statements for the past two fiscal years ended December 31, 2009 and 2008, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2009 and 2008, and the subsequent interim period through August 20, 2010, the date of the deemed change of accountants, we did not have any disagreements with HTB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of HTB, would have caused it to make reference to the subject matter of this disagreement(s) in connection with its report.

We requested HTB to furnish it a letter addressed to the SEC stating whether it agrees with the above statements. A copy of the HTB letter was filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed with the SEC on September 2, 2010.

The deemed change of our independent registered public accounting firm was approved by our board of directors.

Indemnification of Directors and Officers and Limitations on Liability

Certificate of Incorporation and Bylaws

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Our Amended and Restated Bylaws authorize us to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if our board of directors so determines, by purchasing and maintaining insurance. In addition, our Amended and Restated Certificate of Incorporation provides that, subject to certain limitations, an indemnitee shall also have the right to be paid by us the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

Our Amended and Restated Certificate of Incorporation provides that none of the our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL, and

•	any transaction from which the director derived any improper personal benefits.

The effect of this provision of our Amended and Restated Certificate of incorporation is to eliminate our rights and the rights of its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Indemnification Agreements

We intend to enter into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of ours and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders. The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	Writing of options on the shares;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling shareholder has entered into any agreement with a prospective underwriter and the selling shareholders have advised us that they have no plans to enter into any such agreement.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules thereunder, including Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders including liabilities under the Securities Act or to contribute to payments the selling shareholders may be required to make in respect of such liabilities. If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the selling shareholders, brokerage commissions and underwriting discounts.

We have advised each selling shareholder that it may not use shares registered for public sale by this prospectus to cover short sales of our common stock made prior to the date of this prospectus. Each selling shareholder who uses this prospectus for any sale of our common stock will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders are also responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

LEGAL MATTERS

Sichenzia Ross Friedman and Ference LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Hannis T. Bourgeois, LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

 We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Robert Weinstein, Chief Financial Officer, Green Energy Management Services, Inc., 381 Teaneck Road, Teaneck, NJ 07666.

Green Energy Management Services, Inc.

Balance Sheets

June 30, 2010 and December 31, 2009

	(Unaudited)	(Audited)
ASSETS	06/30/10	12/31/09
Current assets:
Cash	$6,006	$18,241
Contract receivables	75,963	220,652
Prepaid expenses	-	3,710
Total current assets	81,969	242,603
Property and equipment-net	71,493	79,339
Other assets	6,878	-
Total assets	$160,340	$321,942

LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
Line of Credit	$200,614	$195,000
Note payable	11,853	10,877
Accounts payable - trade	294,438	222,370
Advances from stockholders	-	38,550
Other accrued liabilities	223,886	3,802
Total current liabilities	730,791	470,599
Note payable - long-term portion	46,139	52,351
Total liabilities	776,930	522,950
Stockholder's equity (deficit):
Capital stock - no par - 1,000 shares authorized - 1,000 shares issued and outstanding	1,000	1,000
Retained earnings (deficit)	(617,590)	(202,008)
Total stockholders' (deficit)	(616,590)	(201,008)
Total liabilities and stockholders' (deficit)	$160,340	$321,942

The accompanying notes are an integral part of these financial statements.

Green Energy Management Services, Inc.

Statements of Income (Loss) and Retained Earnings (Deficit)

for the six months ended June 30, 2010 and 2009
(Unaudited)

	06/30/10	06/30/09
Income:
Contract revenue earned	$291,311	$960,355
Cost of revenue earned	270,163	960,558
Gross profit (loss)	21,148	(203)

General and administrative expenses:
Salaries and compensation	152,614	91,765
Vehicle expenses	11,536	25,281
Bad debts	-	-
Start-up expenses	163,760	-
Depreciation	7,847	4,342
Insurance	21,206	9,070
Entertainment and travel	5,032	3,696
Telephone	3,722	4,395
Taxes and licenses	19,684	14,052
Office	9,566	10,336
Miscellaneous	1,368	565
Rent	14,025	10,050
	410,360	173,552
Loss before other income (expense)	(389,212)	(173,755)
Other income (expense):
Interest income	8	-
Interest expense	(8,282)	(5,199)
Total other expense	(8,274)	(5,199)
Net loss	(397,486)	(178,954)
Retained earnings (deficit) - beginning of period	(202,008)	(112,822)
Distributions	(18,096)	-
Retained earnings (deficit) - end of period	$(617,590)	$(291,776)

The accompanying notes are an integral part of these financial statements.

Green Energy Management Services, Inc.

Statements of Cash Flows

for the six months ended June 30, 2010 and 2009
(Unaudited)

	06/30/10	06/30/09
Cash flows from operating activities:
Net loss	$(397,486)	$(178,954)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	7,847	4,342
(Increase) decrease in:
Contract receivables	144,689	84,226
Prepaid expenses	3,710	2,212
Other assets	(6,878)	1,440
Increase (decrease) in:
Accounts payable-trade	72,068	27,358
Billings in excess of costs and estimated earnings on uncompleted contracts	-	(29,292)
Advances from shareholders	(38,550)	20,000
Accrued liabilities	220,084	383
Net cash provided by (used in) operating activities	5,484	(68,285)

Cash flows from financing activities:
Net borrowings on line of credit	5,614	45,001
Repayment of debt on installment notes	(5,237)	-
Distributions	(18,096)	-
Net cash provided by (used in) financing activities	(17,719)	45,001
Net decrease in cash	(12,235)	(23,284)
Cash - beginning of period	18,241	70,143
Cash - end of period	$6,006	$46,859

Supplemental disclosure of cash flow information:
Cash payments for interest	$8,282	$5,199

The accompanying notes are an integral part of these financial statements.

Green Energy Management Services, Inc.

Notes to the Financial Statements

June 30, 2010 and December 31, 2009

Note 1- Summary of significant accounting policies –

Nature of operations

Southside Electric, Inc. (the Company) is a Northeast-based electrical unionized contractor specializing in light commercial construction and residential projects.  Incorporated in March 1990, the Company mainly operates in the New Jersey and New York City region.

Recognition of income on construction contracts

The Company is on the percentage of completion method for recognizing profits on fixed price contracts for financial reporting purposes and on the cash basis method for income tax purposes.  Estimates of percentage of completion are based on direct costs incurred to date as a percentage of the latest estimate of total costs anticipated. This method is used because management considers costs incurred to be the best available measure of progress on these contracts.  Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the company's estimates of costs and revenues will change in the near future.  Provisions for anticipated losses on contracts are made when such losses become apparent.  Profits on cost-plus contracts are recognized as costs are incurred for both financial reporting purposes and  income tax purposes.

Income taxes

All tax effects of the Company's income or loss are passed through to the individual stockholders.  For income tax purposes, the Company files utilizing the cash basis of accounting and uses accelerated methods of depreciation for capitalized assets.

The Company files income tax returns in the U.S. federal jurisdiction and the State of New Jersey.  With few exceptions, the Company is no longer subject to federal and state income tax examinations by tax authorities for the years before 2006.  Any interest and penalties assessed by income taxing authorities are not significant and are included in general and administrative expense in these financial statements.

Property and equipment

The Company records its property and equipment at cost and provides for depreciation using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes.

Statements of cash flows

For purposes of reporting cash flows, cash includes certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Receivables

The Company provides construction services to a diversified group of customers.  Unsecured credit is extended based on an evaluation of each customer's financial condition.  Uncollectible accounts receivable are charged directly against earnings when they are determined to be uncollectible.  Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

Estimates

Management uses estimates and assumptions in preparing financial statements.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.  Costs to complete or estimated profits on uncompleted lump-sum contracts are management’s best estimate based on facts and circumstances at that time.

Advertising

The Company expenses advertising costs as they are incurred.  There were no advertising costs for the period June 30, 2010 and 2009.

Note 2 – Contract receivables

At June 30, 2010 and December 31, 2009, the following is a list of receivables outstanding.

	06/30/10	12/31/09
Billed:
Completed contracts	$75,963	$220,652

Balances outstanding more than 90 days in billed receivables are $ 39,101 for June 30, 2010 and $ 107,451 for December 31, 2009.

Note 3 – Property and equipment

The detail of property and equipment at June 30, 2010 and December 31, 2009 is as follows:

	06/30/10	12/31/09

Vehicles	$129,752	$103,366
Less: accumulated depreciation	(58,259)	(24,027)
	$71,493	$79,339

Note 4 - Notes Payable

In 2009, the Company purchased a vehicle which is financed by Mercedes Benz Financial Services.  The terms of the note are 66 payments of $ 1,098 with an interest rate of 3.90%.  The total financed was $65,000 and the outstanding principal balance at June 30, 2010 was $57,992 and December 31, 2009 was $63,228.

The maturities of the long-term portion at June 30, 2010 and December 31, 2009 are as follows:

	06/30/10	12/31/09
2011	$-	$11,309
2012	-	11,758
2013	12,934	12,225
2014	14,227	12,711
2015	15,650	4,348
2016	3,328	-
	$46,139	$41,042

As of June 30, 2010 and December 31, 2009, the Company had a $200,000 and $195,000, respectively, line of credit with a bank.  Any borrowings under the line of credit will be repaid at an interest rate of prime plus 2 percent, which was 3.5% at June 30, 2010.  The line of credit is secured by the continuing guaranty of the stockholders, and it expires on March 14, 2011.

Note 5– Trade accounts payable

The Company had trade payables outstanding at June 30, 2010 and December 31, 2009 of $ 294,438 and $ 222,370, respectively.    Included in these amounts are subcontractor payables of $ 45,968 at both June 30, 2010 and $ 3,360 December 31, 2009.  All accounts are expected to be paid within one year.

Note 6 - Accrued liabilities

The detail of accrued liabilities at June 30, 2010 and December 31, 2009 is as follows:

	06/30/10	12/31/09
Accrued startup expenses	$215,473	$-
Due to related parties	8,413	-
Payroll tax liabilities	614	3,802
	$224,500	$3,802

Note 7 – Operating leases

The Company leases its office and warehouse space for $1,675 as an operating lease agreement which expires March 31, 2010 and was renewed for $1,875 a month through March 31, 2011. The Company paid total rents of $14,025 and $20,100 for the period June 30, 2010 and for the year ended December 31, 2009, respectively.

 The Company also leases vehicles through operating leases which expire at various dates.  For the six months ended June 30, 2010 and for the year ended 2009, total vehicle rents paid were $ 7,739 and $ 34,754, respectively, which are included in costs of revenue and general and administrative expenses in these financial statements.   Total minimum lease commitments on the vehicles at June 30, 2010 and December 31, 2009 are as follows:

	06/30/10	12/31/09
2010	$-	$37,377
2011	10,863	11,350
2012	2,603	-
	$13,466	$48,727

Note 8 – Concentration of customers

At December 31, 2009, the Company had approximately 46% of its total revenue with three customers. For the six months ended June 30, 2010 the Company did not have more than 10% of its revenue with any one customer.

Note 9 - Surety bonds

In the normal course of its business, the Company may subcontract to various specialty contractors who may or may not have obtained surety bonds.  Management has adequate controls in place to monitor the pre-qualifications and performance of the subcontractors.  Therefore, no accruals have been considered necessary by management for financial guarantees related to the non-bonded subcontractors.

The Company had no outstanding surety bonds at June 30, 2010 and December 31, 2009.

Note 10 – Concentration of credit risk

The Company maintains cash accounts with commercial banks, the balances of which may periodically exceed the federally insured amount.

Note 11 - Subsequent Event

The Company entered into a reverse triangular merger agreement dated March 29, 2010 with a publicly traded company, CDSS Wind Down, Inc.  The combined company's common stock will be traded on the Over-The-Counter Bulletin Board (OTCBB) electronic stock exchange.  The Company completed the merger on  August 20, 2010.

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through August 20, 2010, the date which the financial statements were available to be issued.

Hannis T. Bourgeois, LLP Certified Public Accountants

2322 Tremont Drive • Baton Rouge, LA 70809
178 Del Orleans Avenue, Suite C • Denham Springs, LA 70726
Phone: 225-928.4770 • Fax: 225.926.0945
www.htbcpa.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Southside Electric, Inc.

We have audited the accompanying balance sheets of Southside Electric, Inc. (an S-Corporation) as of December 31, 2009 and 2008 and the related statements of income (loss) and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southside Electric, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Hannis T. Bourgeois, LLP
Hannis T. Bourgeois, LLP
Baton Rouge, Louisiana
May 20, 2010

SOUTHSIDE ELECTRIC, INC.

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

ASSETS

	2009	2008
Current assets:
Cash	18,241	70,143
Contract receivables	220,652	352,421
Prepaid expenses	3,710	2,212
Total current assets	242,603	424,776

Property and equipment-net	79,339	19,203
Other assets	-	5,374
Total assets	$321,942	$449,353

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Line of Credit	195,000	151,419
Note payable - current portion	10,877	-
Accounts payable - trade	222,370	277,546
Billings in excess of costs and estimated earnings on uncompleted contracts	-	70,496
Advances from stockholders	38,550	61,487
Other accrued liabilities	3,802	228
Total current liabilities	470,599	561,176
Note payable - long-term portion	52,351	-
Total liabilities	522,950	561,176

Stockholders' equity:
Capital stock - no par - 1,000 shares authorized - 1,000 shares issued and outstanding	1,000	1,000
Retained earnings (deficit)	(202,008)	(112,823)
Total stockholders' equity (deficit)	(201,008)	(111,823)
Total liabilities and stockholders' equity	$321,942	$449,353

The accompanying notes are an integral part of these financial statements.

SOUTHSIDE ELECTRIC, INC.

STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Construction Income:
Contract revenue earned	$1,697,321	$2,785,643
Cost of revenue earned	1,456,506	2,109,486
Gross profit	240,815	676,157

General and administrative expenses:
Salaries and compensation	163,433	266,010
Vehicle expenses	48,397	72,207
Contributions	200	6,065
Depreciation	9,575	6,402
Insurance	14,920	18,003
Professional fees	2,215	9,802
Entertainment and travel	14,115	25,664
Telephone	8,531	7,668
Taxes and licenses	21,559	24,088
Office	18,387	23,200
Miscellaneous	397	2,534
Rent	20,100	18,425
	321,829	480,068
Income (loss) before other income (expense)	(81,014)	196,089

Other income (expense):
Loss on sale of vehicle	(3,750)
Interest expense	(4,421)	(3,303)
Total other income (expense)	(8,171)	(3,303)
Net income (loss)	(89,185)	192,786

Retained earnings (deficit) - beginning of year	(112,823)	(300,609)
Distributions	-	(5,000)
Retained earnings (deficit) - end of year	$(202,008)	$(112,823)

The accompanying notes are an integral part of these financial statements.

SOUTHSIDE ELECTRIC, INC.
STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Cash flows from operating activities:
Net income (loss)	$(89,185)	$192,786
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	9,575	6,402
Loss on sale of vehicle	3,750	-
(Increase) decrease in:
Contract receivables	131,769	(381)
Prepaid expenses	(1,498)	6,591
Other assets	5,374	(5,374)
Increase (decrease) in:
Accounts payable-trade	(55,176)	120,202
Billings in excess of costs and estimated earnings on uncompleted contracts	(70,496)	(278,565)
Advances from stockholders	(22,937)	61,487
Accrued liabilities	3,574	228
Net cash provided by (used in) operating activities	(85,250)	103,376
Cash flows from investing activities:
Purchases of property and equipment	(73,961)	(18,375)
Proceeds from sale of vehicle	500	-
Net cash provided by (used in) investing activities	(73,461)	(18,375)
Cash flows from financing activities:
Borrowings on installment notes	65,000	-
Repayments on installment notes	(1,772)	-
Distributions	-	(5,000)
Net borrowings (repayments) on line of credit	43,581	(26,487)
Net cash provided by (used in) financing activities	106,809	(31,487)
Net increase (decrease) in cash	(51,902)	53,514
Cash - beginning of year	70,143	16,629
Cash - end of year	$18,241	$70,143
Supplemental disclosure of cash flow information:
Cash payments for interest	$11,266	$12,279

The accompanying notes are an integral part of these financial statements.

SOUTHSIDE ELECTRIC, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Note 1 - Summary of significant accounting policies -

Nature of operations

Southside Electric, Inc. (the Company) is a local electrical unionized contractor specializing in light commercial construction and residential projects. Incorporated in March 1990, the Company mainly operates in the New Jersey and New York City region.

Recognition of income on construction contracts

The Company is on the percentage of completion method for recognizing profits on fixed price contracts for financial reporting purposes. Estimates of percentage of completion are based on direct costs incurred to date as a percentage of the latest estimate of total costs anticipated. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the company's estimates of costs and revenues will change in the near future. Provisions for anticipated losses on contracts are made when such losses become apparent. Profits on cost-plus contracts are recognized as costs are incurred for financial reporting purposes.

Income taxes

All tax effects of the Company's income or loss are passed through to the individual stockholders. For income tax purposes, the Company files utilizing the cash basis of accounting and uses accelerated methods of depreciation for capitalized assets.

The Company files income tax returns in the U.S. federal jurisdiction and the State of New Jersey. With few exceptions, the Company is no longer subject to federal and state income tax examinations by tax authorities for the years before 2006. Any interest and penalties assessed by income taxing authorities are not significant and are included in general and administrative expense in these financial statements.

Property and equipment

The Company records its property and equipment at cost and provides for depreciation using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting purposes.

Statements of cash flows

For purposes of reporting cash flows, cash includes certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company provides construction services to a diversified group of customers. Unsecured credit is extended based on an evaluation of each customer's financial condition. Uncollectible accounts receivable are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Costs to complete or estimated profits on uncompleted lump-sum contracts are management's best estimate based on facts and circumstances at that time.

Advertising

The Company expenses advertising costs as they are incurred. There were no advertising costs in 2009 and 2008.

Note 2 - Contract receivables -

At December 31, 2009 and 2008, the following is a list of receivables outstanding.

	2009	2008
Billed:
Completed contracts	$220,652	$127,114
Uncompleted contracts	-	185,425
Retainage:
Uncompleted contracts	-	39,882
	$220,652	$352,421

Balances outstanding more than 90 days in billed receivables are $107,451 and $4,844 for 2009 and 2008, respectively.

Note 3 - Construction contracts in progress -

Information with respect to fixed price contracts in progress as of December 31, 2009 and 2008 is as follows:

	2009	2008
Costs on contracts in progress	$-	$738,864
Estimated profit on contracts	-	100,809
	-	839,673
Less: related billings	-	(910,169)
	$-	$(70,496)

The following amounts are included in the accompanying Balance Sheets under the captions:

	2009	2008
Billings in excess of costs and estimated earnings on uncompleted contracts	$-	$(70,496)

Note 4 - Property and equipment -

The detail of property and equipment at December 31, 2009 and 2008 is as follows:

	2009	2008

Vehicles	$103,366	$60,761
Less: accumulated depreciation	(24,027)	(41,558)
	$79,339	$19,203

Note 5 - Note Payable -

In 2009, the Company purchased a vehicle and financed it with Mercedes Benz Financial Services. The terms of the note are 66 payments of $1,098 with an interest rate of 3.90%. The total financed was $65,000 and the outstanding principal balance at December 31, 2009 was $63,228.

The maturities of the long-term portion are as follows:

December 31, 2011	$11,309
December 31, 2012	11,758
December 31, 2013	12,225
December 31, 2014	12,711
Thereafter	4,348
$52,351

Note 6 - Line of Credit -

As of December 31, 2009 and 2008, the Company had a $200,000 line of credit with a bank. Any borrowings under the line of credit will be repaid at a variable interest rate which was 3.50% at December 31, 2009. It is secured by the assets of the Company and the continuing guaranty of the stockholders. The line of credit expired in February 2009 and has been renewed; it currently matures in March 2011. The balance on the line of credit was $195,000 and $151,419 at December 31, 2009 and 2008, respectively.

Note 7 - Trade accounts payable -

The Company had trade payables outstanding at December 31, 2009 and 2008 of $222,370 and $277,546, respectively. Included in these amounts are subcontractor payables of $-0- and $227,078 in 2009 and 2008, respectively. All accounts are expected to be paid within one year.

Note 8 - Operating leases -

The Company leases its office and warehouse space for $1,675 as an operating lease agreement which expired March 31, 2010 and was renewed for $1,875 a month through March 31, 2011. The Company paid total rents of $20,100 and $18,425 for the years ended December 31, 2009 and 2008, respectively.

The Company also leases vehicles through operating leases which expire at various dates. For the years ended December 31, 2009 and 2008, total lease payments were $34,754 and $52,083, respectively, which are included in costs of revenue and general and administrative expenses in these financial statements.

Total minimum lease commitments at December 31, 2009 are as follows:

December 31, 2010	$37,377
December 31, 2011	11,350
$48,727

Note 9 - Concentration of customers -

At December 31, 2009, the Company had approximately 46% of its total revenue with three customers. In 2008, the Company had four major customers which comprised 54% of its total revenue.

Note 10 - Backlog -

Backlog represents the amount of revenue on fixed price contracts the Company expects to realize from work to be performed on incomplete contracts in progress at year end and from contractual agreements on which work has not yet begun. At December 31, 2009 and 2008, the Company's backlog was $-0- and $283,033, respectively.

Note 11 - Surety bonds -

The Company may be required to furnish performance and payment surety bonds to contract owners. The bonds are secured by the assets of the Company.

In the normal course of its business, the Company may also subcontract to various specialty contractors who may or may not have obtained surety bonds. Management has adequate controls in place to monitor the pre-qualifications and performance of the subcontractors. Therefore, no accruals have been considered necessary by management for financial guarantees related to the non-bonded subcontractors.

The Company had no outstanding surety bonds at December 31, 2009 and 2008.

Note 12 - Concentration of credit risk -

The Company maintains cash accounts with commercial banks, the balances of which may periodically exceed the federally insured amount.

Note 13 - Subsequent Events -

The stockholders of the Company have executed a share exchange agreement whereby they will exchange their stock in the Company for ownership in Green Energy Management Systems, Inc. (GEMS). GEMS has entered into a reverse triangular merger agreement dated March 29, 2010 with a publicly traded company, Wind Down, Inc. which stock will be traded on the Securities Exchange Bulletin Board.

The Company evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements through May 20, 2010, the date which the financial statements were available to be issued.

Unaudited pro forma condensed combined financial information

The unaudited pro forma financial statements reflect the merger between GEM and CDSS as though it occurred as of the dates indicated herein From a legal standpoint, CDSS is considered to be the acquirer. As the former shareholders of GEM will end up with approximately 80% of the outstanding voting common stock of CDSS and CDSS is a public shell company, from an accounting standpoint the transaction is considered to be a recapitalization of GEM.

The following unaudited pro forma condensed combined financial statements and related notes follow the legal form of the transaction presented to show the pro forma effects of the recapitalization of GEM assuming the merger been consummated as of December 31, 2009 and as of June 30, 2010 for the balance sheet and as of the beginning of the period for the year ended December 31, 2009 and the six months ended June 30, 2010 for the statements of operations.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma combined financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the merger occurred on the dates referenced above and should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto, and the CDSS and GEM financial statements as of and for the year ended December 31, 2009 and the unaudited financial statements as of and for the three months ended March 31, 2010 included in this information statement.

Green Energy Management Services, Inc (“GEM”) was formed as a Delaware corporation on March 12, 2010 and on May 18, 2010 completed a share exchange with Southside Electric, Inc. (“Southside”) whereby GEM issued 124,436,841 shares of common stock in exchange for 100% ownership in Southside an S-Corporation.  GEM had no assets liabilities or operations prior to the transaction with Southside and at June 30, 2010 and December 31, 2009 GEM had no issued and outstanding shares of common or preferred stock.  The historical financial statements of GEM included in the Unaudited Combined Pro Forma Financial Statements represent the historical financial statements of Southside for the periods presented.

The pro forma adjustments include the accounting effects of (a) the recognition of a tax benefit of GEM’s S-Corp losses; (b) classification of GEM’s S-Corp undistributed losses to additional paid-in capital; (c) the 1 for 3 reverse stock split of  CDSS common stock; (d) The change in par value of CDSS common stock from $0.01 per share to $0.0001 per share; (e) the full conversion of the convertible promissory note payable including (f) the issuance of shares for $1,250,000 shares of common stock; and (g) the issuance of 351,691,756 shares of CDSS common stock in exchange for all of the outstanding shares of GEM.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	Six Months Ended June 30, 2010
	GEM	CDSS	AJE	Pro Forma	AJE	Pro Forma

Revenue	$291,311					$291,311
Cost of revenue	270,163					270,163
Gross profit	21,148	-	-	-	-	21,148

General and adminitrative expenses	410,360	48,097				458,457

Loss from operations	(389,212)	(48,097)	-	-	-	(437,309)

Other income	8	-				8
Interest expense	(8,282)	(46,130)	-			(54,412)
Interest income	-	-				-

Loss before taxes	(397,486)	(94,227)	-	-	-	(491,713)
Provision for income taxes						-
Net loss	$(397,486)	$(94,227)	$-	$-	$-	$(491,713)

Basic and diluted loss per share	N/A	$(0.00)				$(0.00)

Basic and diluted weighted average number of shares outstanding	N/A	55,543,186				439,389,695

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	June 30, 2010
	GEM	CDSS	AJE		Recapitalization	AJE		Pro Forma
Current assets:
Cash	$6,006	$431			$6,437	$1,250,000	(B)	$1,156,437
						(100,000	) (F)
Contract receivables	75,963	-	-		75,963	-		75,963
Total current assets	81,969	431	-		82,400	1,150,000		1,232,400

Property and equipment - net	71,493	-			71,493			71,493
Tax asset and other	6,878	-			6,878			6,878
Total assets	$160,340	$431	$-		$160,771	$1,150,000		$1,310,771

Current liabilities:								-
Line of credit	$200,000				$200,000			$200,000
Current portion note payable	11,853				11,853			11,853
Accounts payable and accrued expenses	294,438	129,657			424,095	(129,657	) (F)	294,438
Sales tax liability		28,367			28,367	(28,367	) (F)	-
Convertible promissory note and accrued interest payable to officer - net of discount	-	42,490			42,490	(42,490	) (E)	-
Advances from stockholders	-	92,230			92,230	(92,230	) (F)	-
Other accrued liabilities	224,500				224,500			224,500
Total current liabilities	730,791	292,744	-		1,023,535	(292,744)		730,791

Note payable - long term	46,139				46,139			46,139

Stockholders' deficit
Common stock	1,000	963,056	10,550,753	(A)	11,513,809	(8,787,793	) (C)	43,939
			(1,000	) (A)		4,866	(E)
						694	(B)
						(2,687,637	) (D)

Additional paid-in capital	-	29,843,797	(10,550,753	) (A)	(11,805,122)	8,787,793	(C)	1,125,950
			1,000	(A)		56,082	(E)
			(31,099,166	) (A)		1,249,306	(B)
						2,687,637	(D)
						150,254	(F)

Retained deficit	(617,590)	(31,099,166)	31,099,166	(A)	(617,590)	(18,458	) (E)	(636,048)

Total stockholders' deficit	(616,590)	(292,313)	-		(908,903)	1,442,744		533,841
Total liabilities and stockholders' deficit	$160,340	$431	$-		$160,771	$1,150,000		$1,310,771

Notes to pro forma financial statements as of June 30, 2010:
(A)	To record effect of issuing 351,691,756 common shares share exchange with GEM and the recapitalization to post merger equity structure.
(B)	To record effect of common shares issued for $1,250,000 in cash.
(C)	To record the effect of 1:3 reverse stock split.
(D)	To record effect of change in par value of post split common stock from $0.01 per share to $0.0001 per share.
(E)	To record the effect of the full conversion of the promissory note.
(F)	To record effect of settlement of liabilities.
N/A = Not Applicable to S Corp.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2009
	GEM	CDSS	AJE	Pro Forma	AJE	Pro Forma

Revenue	$1,697,321			$1,697,321		$1,697,321
Cost of revenue	1,456,506			1,456,506		1,456,506
Gross profit	240,815	-	-	240,815	-	240,815

General and adminitrative expnses	321,829	82,264		404,093		404,093
Loss from operations	(81,014)	(82,264)		(163,278)	-	(163,278)

Other expenses	(3,750)	-		(3,750)		(3,750)
Interest expense	(4,421)	(21,152)		(25,573)	-	(25,573)
Interest income	-	-				-

Loss before taxes	(89,185)	(103,416)		(192,601)	-	(192,601)
Provison for income taxes					-	-
Net loss	$(89,185)	$(103,416)	$-	$(192,601)	$-	$(192,601)

Basic and diluted loss per share	N/A	$(0.00)				$(0.00)

Basic and diluted weighted average number of shares outstanding	N/A	34,305,617				439,389,695

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	December 31, 2009
	GEM	CDSS	AJE		Pro Forma	AJE		Pro Forma
Current assets:
Cash	$18,241	$581			$18,822	$1,250,000	(E)	$1,168,822
						$(100,000	) (F)
Contract receivables	220,652				220,652			220,652
Prepaid expenses	3,710				3,710			3,710
Total current assets	242,603	581	-		243,184	1,150,000		1,393,184

Property and equipment - net	79,339	-			79,339			79,339
Other assets	-	-			-			-
Total assets	$321,942	$581	$-		$322,523	$1,150,000		$1,472,523

Current liabilities:
Line of credit	$195,000				$195,000			$195,000
Current portion note payable	10,877				10,877			10,877
Accounts payable and accrued expenses	222,370	117,033			339,403	(117,033	) (F)	222,370
Sales tax liability	-	26,722			26,722	(26,722	) (F)	-
Convertible promissory note and accrued interest payable to officer - net of discount	-	16,826			16,826	(16,826	) (D)	-
Advances from stockholders	38,550	56,907			95,457	(56,907	) (F)	38,550
Other accrued liabilities	3,802				3,802			3,802
Total current liabilities	470,599	217,488	-		688,087	(217,488)		470,599

Note payable - long term	52,351				52,351			52,351

Stockholders' deficit
Common stock	1,000	343,056	(1,000	) (A)	10,893,809	(8,787,793	) (B)	43,969
			10,550,753	(A)		(2,069,673	) (C)
						6,932	(D)
						694	(E)

Additional paid-in capital	-	30,444,976	(31,004,939	) (A)	(11,109,716)	8,787,793	(B)	1,167,970
			1,000	(A)		2,069,673	(C)
			(10,550,753	) (A)		70,252	(D)
						1,249,306	(E)
						100,662	(F)

Retained deficit	(202,008)	(31,004,939)	31,004,939	(A)	(202,008)	(60,358	) (D)	(262,366)

Total stockholders' equity deficit	(201,008)	(216,907)	-		(417,915)	1,367,488		949,573
Total liabilities and stockholders' deficit	$321,942	$581	$-		$322,523	$1,150,000		$1,472,523

Notes to pro forma financial statements as of December 31, 2010:
(A)	To record effect of issuing 351,691,756 common shares exchange with GEM and the recapitalization to post merger equity structure.
(B)	To record the effect of 1:3 reverse stock split.
(C)	To record effect of change in par value of post split common stock from $0.01 per share to $0.0001 per share.
(D)	To record the effect of the full conversion of the promissory note.
(E)	To record effect of common shares issued for $1,250,000 in cash.
(F)	To record effect of settlement of liabilities.

GREEN ENERGY MANAGEMENT SERVICES, HOLDINGS, INC.

78,802,337 Shares
Common Stock
___________________

PROSPECTUS
____________________

_______, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,011.35
Legal fees and expenses	$50,000*
Accounting fees and expenses	$5,000*
Miscellaneous	$5,000*
TOTAL	$61,011.35
  * Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On August 27, 2008, we entered into a Convertible Promissory Note (the “Note”) with Steven B. Solomon, our former Chief Executive Officer, acting Cheif Financial Officer, President and Chairman of the Board of Directors, The Note represents advances of approximately $69,451 by Mr. Solomon to us through the issue date of the Note. The Note bears interest at eight percent (8%) per year and is payable on August 27, 2010 or upon demand by Mr. Solomon. If the Note had been converted in full at December 31, 2009, Mr. Solomon would have received 228,788,200 shares of our common stock resulting in a beneficial ownership of approximately 90% of the Company’s then issued and outstanding common stock. Prior to the merger, on April 30, 2010, Mr. Solomon converted $18,821 of his outstanding convertible promissory notes into an aggregate of 20,666,667 shares of our common stock.  On August 20, 2010, Mr. Solomon converted an additional $29,684 of his outstanding convertible promissory notes, into an aggregate of 32,596,067 shares of our common stock.  Mr. Solomon also agreed to forgive the remaining principal balance of his convertible promissory note in the amount of $20,946.

Prior to the merger, GEM’s founders, officers, directors and certain employees received founder shares of GEM’s common stock which were as a result of the merger were automatically converted into an aggregate of 351,691,756 shares of our common stock.

As contemplated by the merger agreement, on July 29, 2010, we entered into a subscription agreement (the “Share Purchase Agreement”) with one accredited investor party thereto (the “Share Investor”). Pursuant to the Share Purchase Agreement, the Share Investor purchased 2,000,000 shares (the “Shares”) of our common stock in a private placement for gross proceeds of approximately $100,000 (the “Share Proceeds”). In addition, as contemplated by the merger agreement, on July 29, 2010 and August 20, 2010, we entered into Subscription Agreements (the “Note Purchase Agreements”, and collectively with the Share Purchase Agreement, the “Purchase Agreements”) with accredited investors party thereto (the “Note Investors”, and collectively with the Share Investor, the “Investors”). Pursuant to the Note Purchase Agreements, the Note Investors purchased convertible promissory notes (the “Notes”) in the aggregate amount of $1,050,000 (the “Notes Proceeds”, and together with the Share Proceeds, the “Proceeds”).

These securities were offered in a privately negotiated transactions and no form of general solicitation or general advertising was used to offer or sell these securities. Each purchaser represented that he or it was an accredited investor within the meaning of Regulation D under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Exhibit	Incorporated by Reference to the Following Documents
2.1	Merger Agreement, dated as of April 29, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed March 31, 2010, Exhibit 10.1
2.2	Amendment No. 1 to the Merger Agreement, dated as of April 30, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed April 30, 2010, Exhibit 10.1
2.3	Amendment No. 2 to the Merger Agreement, dated as of June 16, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed June 18, 2010, Exhibit 10.1
2.4	Amendment No. 3 to the Merger Agreement, effective as of July 22, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Supplement to Definitive Information Statement on Schedule 14C (No. 000-33491), filed July 26, 2010, Annex 1
2.5	Certificate of Merger filed with the Secretary of State of the State of Delaware on August 20, 2010, effecting the merger of CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 28, 2010 Exhibit 2.5
3.1	Amended and Restated Certificate of Incorporation of CDSS Wind Down, Inc.	Registration Statement on Form 10-SB (File No. 000-33491), filed January 11, 2002, Exhibit 3.1
3.2
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc., filed with the Secretary of State of the State of Delaware on August 18, 2010, effecting the 1 for 3 reverse stock split of all of CDSS Wind Down, Inc.’s common stock
Current Report on Form 8-K (File No. 000-33491), filed August 28, 2010 Exhibit 3.2
3.3
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc., filed with the Secretary of State of the State of Delaware on August 18, 2010, increasing the number of authorized shares of common stock from 100,000,000 to 500,000,000 and reducing the par value per share from $0.01 to $0.0001 per share.
Current Report on Form 8-K (File No. 000-33491), filed August 28, 2010 Exhibit 3.3
3.4	Amended and Restated Bylaws of CDSS Wind Down, Inc.	Registration Statement on Form 10-SB (File No. 000-33491), filed January 11, 2002, Exhibit 3.2

3.5
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc. filed with the Secretary of State of the State of Delaware on September 20, 2010, changing the name of the Company to Green Energy Management Services Holdings, Inc.
*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP	**
10.1	Form of Subscription Agreement for shares of common stock, between CDSS Wind Down, Inc. and a certain investor party thereto.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.1
10.2	Form of Subscription Agreement for convertible notes, among CDSS Wind Down, Inc. and certain investors party thereto.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.2
10.3	Form of convertible Promissory Note.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.3
10.4†	Employment Agreement, dated as of August 20, 2010, between Michael Samuel and CDSS Wind Down, Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.5†	Employment Agreement, dated as of April 15, 2010, between Robert Weinstein and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.6	Promissory Note, dated as of July 29, 2010, issued by Green Energy Management Services, Inc. to CDSS Wind Down Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.4
10.7
Stockholders’ Agreement, dated as of August 20, 2010, by and among by and among CDSS Wind Down, Inc., Green Energy Management Services, Inc., Michael Samuel, Ice Nine, L.L.C. and the persons identified on Exhibit A thereto
Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.8	Promissory Note, dated as of August 20, 2010, issued by Green Energy Management Services, Inc. to CDSS Wind Down Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.9	Employment Agreement, dated as of May 15, 2010, between John Mora III and Green Energy Management Services, Inc.	*
16.1	Letter from KBA Group LLP to the Securities and Exchange Commission, dated June 3, 2009.	Current Report on Form 8-K (File No. 000-33491), filed June 9, 2009, Exhibit 16.1
16.2	Letter from Hannis T. Bourgeois, LLP to the Securities and Exchange Commission dated September 1, 2010	Current Report on Form 8-K/A (File No. 000-33491), filed September 2, 2010 Exhibit 16.1
23.1	Consent of Hannis T. Bourgeois, LLP	*
23.2	Consent of Sichenzia Ross Friedman Ference LLP	**
24.1	Power of Attorney (included on signature page)	*
_________________
†	Indicates management contract or compensation plan or arrangement
*	Filed herewith
**	To be filed via amendment

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, State of New Jersey on the 20th day of September 2010.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ Michael Samuel
Name: Michael Samuel
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Samuel and Robert Weinstein or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Samuel	Chairman, President, Chief Executive Officer and Director	September 20, 2010
Michael Samuel

/s/Robert Weinstein	Chief Financial Officer (Principal Accounting Officer)	September 20, 2010
Robert Weinstein

/s/ William D' Angelo	Director	September 20, 2010
William D’ Angelo

EXHIBIT INDEX

Exhibit Number	Exhibit	Incorporated by Reference to the Following Documents
2.1	Merger Agreement, dated as of April 29, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed March 31, 2010, Exhibit 10.1
2.2	Amendment No. 1 to the Merger Agreement, dated as of April 30, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed April 30, 2010, Exhibit 10.1
2.3	Amendment No. 2 to the Merger Agreement, dated as of June 16, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed June 18, 2010, Exhibit 10.1
2.4	Amendment No. 3 to the Merger Agreement, effective as of July 22, 2010, by and among CDSS Wind Down, Inc., CDSS Merger Corporation and Green Energy Management Services, Inc.	Supplement to Definitive Information Statement on Schedule 14C (No. 000-33491), filed July 26, 2010, Annex 1
2.5	Certificate of Merger filed with the Secretary of State of the State of Delaware on August 20, 2010, effecting the merger of CDSS Merger Corporation and Green Energy Management Services, Inc.	*
3.1	Amended and Restated Certificate of Incorporation of CDSS Wind Down, Inc.	Registration Statement on Form 10-SB (File No. 000-33491), filed January 11, 2002, Exhibit 3.1
3.2
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc., filed with the Secretary of State of the State of Delaware on August 18, 2010, effecting the 1 for 3 reverse stock split of all of CDSS Wind Down, Inc.’s common stock
*
3.3
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc., filed with the Secretary of State of the State of Delaware on August 18, 2010, increasing the number of authorized shares of common stock from 100,000,000 to 500,000,000 and reducing the par value per share from $0.01 to $0.0001 per share.
*
3.4	Amended and Restated Bylaws of CDSS Wind Down, Inc.	Registration Statement on Form 10-SB (File No. 000-33491), filed January 11, 2002, Exhibit 3.2
3.5
Certificate of Amendment to the Certificate of Incorporation of CDSS Wind Down, Inc. filed with the Secretary of State of the State of Delaware on September 20, 2010, changing the name of the Company to Green Energy Management Services Holdings, Inc.
*
5.1	Opinion of Sichenzia Ross Friedman Ference LLP	**
10.1	Form of Subscription Agreement for shares of common stock, between CDSS Wind Down, Inc. and a certain investor party thereto.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.1
10.2	Form of Subscription Agreement for convertible notes, among CDSS Wind Down, Inc. and certain investors party thereto.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.2
10.3	Form of convertible Promissory Note.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.3
10.4†	Employment Agreement, dated as of August 20, 2010, between Michael Samuel and CDSS Wind Down, Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.5†	Employment Agreement, dated as of April 15, 2010, between Robert Weinstein and Green Energy Management Services, Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.6	Promissory Note, dated as of July 29, 2010, issued by Green Energy Management Services, Inc. to CDSS Wind Down Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 4, 2009, Exhibit 10.4
10.7
Stockholders’ Agreement, dated as of August 20, 2010, by and among by and among CDSS Wind Down, Inc., Green Energy Management Services, Inc., Michael Samuel, Ice Nine, L.L.C. and the persons identified on Exhibit A thereto
Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.8	Promissory Note, dated as of August 20, 2010, issued by Green Energy Management Services, Inc. to CDSS Wind Down Inc.	Current Report on Form 8-K (File No. 000-33491), filed August 20, 2010, Exhibit 10.4
10.9	Employment Agreement, dated as of May 15, 2010, between John Mora III and Green Energy Management Services, Inc.	*
16.1	Letter from KBA Group LLP to the Securities and Exchange Commission, dated June 3, 2009.	Current Report on Form 8-K (File No. 000-33491), filed June 9, 2009, Exhibit 16.1
16.2	Letter from Hannis T. Bourgeois, LLP to the Securities and Exchange Commission dated September 1, 2010	Current Report on Form 8-K/A (File No. 000-33491), filed September 2, 2010 Exhibit 16.1
23.1	Consent of Hannis T. Bourgeois, LLP	*
23.2	Consent of Sichenzia Ross Friedman Ference LLP	**
24.1	Power of Attorney (included on signature page)	*
_________________